UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NETSUITE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NetSuite Inc.

2955 Campus Drive

Suite 100

San Mateo, CA 94403-2511

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 26, 2011

Dear Stockholders:

You are cordially invited to attend our 2011 Annual Meeting of Stockholders to be held on Thursday, May 26, 2011 at 9:00 a.m., local time, at The Westin Hotel, 1 Old Bayshore Highway, Millbrae, California 94030. We are holding the meeting for the following purposes:

1.	To elect two Class I directors, Zachary Nelson and Kevin Thompson, to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2.	To approve the 2007 Equity Incentive Plan (as amended) for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

5.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

6.	To transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

If you owned our common stock at the close of business on April 1, 2011, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Mateo, California for the ten days prior to the meeting for any purpose related to the meeting. This notice, the Proxy Statement and the Annual Report are first being mailed to stockholders and posted on our website on or about April 26, 2011.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also submit your proxy card or voting instruction card for the meeting by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided. Any stockholder of record attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

Thank you for your ongoing support of NetSuite. We look forward to seeing you at our Annual Meeting.

Sincerely,
/s/ Douglas P. Solomon
Douglas P. Solomon
SVP, General Counsel and Secretary

April 26, 2011

San Mateo, California

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

NETSUITE INC.

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on May 26, 2011

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

i

NetSuite Inc.

2955 Campus Drive

Suite 100

San Mateo, CA 94403-2511

GENERAL INFORMATION

Our board of directors is soliciting proxies for our 2011 Annual Meeting of Stockholders to be held on Thursday, May 26, 2011 at 9:00 a.m. local time at The Westin Hotel, 1 Old Bayshore Highway, Millbrae, California 94030. Our principal executive offices are located at 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2010 Annual Report on Form 10-K are first being distributed to stockholders and made available on our website at www.netsuite.com under the headings “Investors/SEC Filings” on or about April 26, 2011. These materials are also available at https://materials.proxyvote.com/64118Q in a manner that does not infringe on the anonymity of the person accessing such website. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

QUESTIONS AND ANSWERS

What is included in these materials and posted on our website?

These materials include:

•	Our proxy statement for the Annual Meeting including the proxy card for the Annual Meeting; and

•	Our 2010 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2010.

What items will be voted on at the Annual Meeting?

There are five items that will be voted on at the Annual Meeting:

1.	The election of two Class I directors;

2.	The approval of the 2007 Equity Incentive Plan (as amended) for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended;

3.	An advisory vote on executive compensation;

4.	An advisory vote on the frequency of the advisory vote on executive compensation; and

5.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

What are our Board of Directors’ voting recommendations?

Our board recommends that you vote your shares “FOR” each of the nominees to the board, “FOR” the approval of the 2007 Equity Incentive Plan (as amended), “FOR” the approval of the compensation of our named executive officers, “every three years” for the frequency of a vote on executive compensation, and “FOR” the ratification of the appointment of KPMG LLP.

Who may vote at the Annual Meeting?

If you owned NetSuite’s common stock at the close of business on April 1, 2011 (the “Record Date”), then you may attend and vote at the meeting. At the close of business on the Record Date, we had 65,931,554 shares of common stock issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareholder Services, or Wells Fargo, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by NetSuite.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

A majority of NetSuite’s outstanding shares on the Record Date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	Are present and vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I am a stockholder of record of NetSuite’s shares, how do I vote?

If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the proxy materials.

You may also vote in person at the Annual Meeting. We will give you a ballot when you arrive. Directions to the Annual Meeting are available on our corporate website at http://www.netsuite.com/portal/investors/event.shtml.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you may vote by proxy. You may vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the proxy materials.

You may also vote in person at the Annual Meeting. To vote in person, you must obtain a valid proxy from the organization that holds your shares. Directions to the Annual Meeting are available on our corporate website at http://www.netsuite.com/portal/investors/event.shtml.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors; or

•	If you sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization (e.g., your broker) that holds your shares, with voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the proxy materials.

If you are a beneficial owner of shares held in street name it is important for you to cast a vote if you want it to count in the election of directors (Proposal 1), vote on the 2007 Equity Incentive Plan (as amended) (Proposal 2), advisory vote on executive compensation (Proposal 3) and advisory vote on the frequency of the advisory vote on executive compensation (Proposal 4). In the past, if a beneficial owner held shares in street name and did not indicate how the holder wanted the shares voted in the election of directors, the beneficial owner’s bank or broker was allowed to vote those shares on the holder’s behalf in the election of directors as they felt appropriate. Recent changes in applicable regulations were made to take away the ability of a beneficial owner’s bank or broker to vote uninstructed shares in the election of directors on a discretionary basis. Thus, if a beneficial owner holds shares in street name and does not instruct the bank or broker how to vote in the election of directors, no votes will be cast on that holder’s behalf. The beneficial owner’s bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 5). If you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Which ballot measures are considered “routine” or “non-routine”?

Proposal 1 (election of directors), Proposal 2 (vote on 2007 Equity Incentive Plan (as amended)), Proposal 3 (advisory vote on executive compensation) and Proposal 4 (advisory vote on the frequency of the advisory vote on executive compensation) involve matters that are considered non-routine. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1, 2, 3 and 4. Proposal 5 (ratification of appointment of independent registered public accounting firm) involves a matter that we believe is considered routine. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 5.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions are treated as represented and entitled to vote and, therefore, have the same effect on the outcome of a matter being voted on at the Annual Meeting as a vote “AGAINST” or “WITHHELD” except in elections of directors and the vote on the frequency of a vote on executive compensation where abstentions have no effect on the outcome.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of directors	Each director must be elected by a plurality of the votes cast, meaning that the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

Proposal 2—Approval of 2007 Equity Incentive Plan (as amended)	To be approved by our stockholders, a majority of the shares represented and entitled to vote at the Annual Meeting must vote “FOR” this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.

Proposal 3—Advisory Vote on Executive Compensation	To be approved by our stockholders on an advisory basis, a majority of the shares represented and entitled to vote at the Annual Meeting must vote “FOR” this proposal. Even though your vote is advisory and therefore will not be binding on the Company, the compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 4—Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation	The option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by stockholders on an advisory basis. Even though your vote is advisory and therefore will not be binding on the Company, the board of directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

Proposal 5—Ratification of appointment of independent registered public accounting firm	To be approved by our stockholders, a majority of the shares represented and entitled to vote at the Annual Meeting must vote “FOR” this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within NetSuite or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; or

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our board of directors.

Who will serve as Inspector of Elections?

The inspector of elections is expected to be a representative from Wells Fargo.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Elections and published in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

NetSuite is paying the costs of the solicitation of proxies. We will pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding printed proxy materials by mail to stockholders of record and beneficial owners; and

•	Obtaining beneficial owners’ voting instructions.

We do not expect to, but have the option to, retain a proxy solicitor. If we engage a proxy solicitor, we expect that the fees for such solicitor would be less than $20,000. Our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

How will NetSuite’s significant stockholder vote its shares on these matters?

On the Record Date, NetSuite Restricted Holdings LLC, or the LLC, held 31,964,891 shares of our common stock. As of the Record Date, those shares represented approximately 48.48% of our outstanding stock. The LLC is a limited liability company beneficially owned by Lawrence J. Ellison, and was formed for the limited purpose of holding NetSuite shares, voting the shares as required by the LLC’s operating agreement (as described below), and funding charitable gifts if and when directed by Mr. Ellison. The LLC is managed solely by a third party that is unrelated to NetSuite or Mr. Ellison.

The operating agreement for the LLC contains provisions regarding the voting of our shares that are designed to neutralize the voting power of the shares of our stock held by the LLC, and that require that all the shares held by the LLC that are entitled to be voted at any meeting of our stockholders will be present and voted at such meeting, except as described below. These provisions require the shares held by the LLC to be voted on each matter presented in strict proportion (for, against, withheld, and/or abstain, or, in the case of proposal 4, every three years, two years, one year, or abstain) to the votes collectively cast by all of our other stockholders who are present and voting, other than shares beneficially owned by Mr. Ellison or members of his family, shares owned by trusts created for the benefit of Mr. Ellison’s family members, and shares beneficially owned by any person or group that makes (or under applicable law is required to make) a filing on Schedule 13D with the SEC. These voting provisions apply to all matters brought before our stockholders, except transactions involving a change of control, dissolution, sale of substantially all the assets, or a liquidation of NetSuite, in which case the shares held by the LLC will be voted as directed by Mr. Ellison.

How can stockholders submit a proposal for inclusion in our proxy statement for the 2012 Annual Meeting?

To be included in our proxy statement for the 2012 Annual Meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and be received by our Secretary at our principal executive offices no later than December 29, 2011, or no later than one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first released our proxy statement to stockholders in connection with this year’s Annual Meeting.

How can stockholders submit proposals to be raised at the 2012 Annual Meeting that will not be included in our proxy statement for the 2012 Annual Meeting?

To be raised at the 2011 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give advance notice to our Secretary of any business, including nominations of candidates for election as directors for our board that the stockholder wishes to raise at our Annual Meeting. To be timely, the notice must be delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting. Since our 2011 Annual Meeting is being held on May 26, 2011, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 27, 2012 and no later than February 26, 2012, in order to be raised at our 2012 Annual Meeting.

What if the date of the 2012 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting?

Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, if the date of the 2012 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our proxy statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2012 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals to be brought before the 2012 Annual Meeting must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

Does a stockholder proposal require specific information?

With respect to a stockholder’s nomination of a candidate for our board, the stockholder notice to the Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our corporate website at www.netsuite.com under the headings “Company/Investors/Corporate Governance.”

What happens if we receive a stockholder proposal that is not in compliance with the time frames described above?

If we receive notice of a matter to come before the 2012 Annual Meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before such meeting. If such matter is brought before such meeting, then our proxy card for such meeting will confer upon our proxy holders discretionary authority to vote on such matter.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to their earlier death, resignation or removal. The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. Based in part on the recommendation of the nominating and governance committee of the board of directors, the board of directors’ nominees for election by the stockholders are the current Class I members of the board of directors, Zachary Nelson and Kevin Thompson. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2014 and until their successors are elected and qualified, subject to their earlier death, resignation or removal.

The names and certain information about the nominees for election as directors and the continuing directors in each of the other two classes of our board of directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class I directors to the board of directors. If any of the nominees, for any reason, should be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as our board of directors may designate in place of such nominee.

The two candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected directors to serve until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

Nominees for Class I Directors

The name and age as of March 31, 2011 of each nominee for director, his position with us, the year in which he first became a director and certain biographical information as of March 31, 2011 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Zachary Nelson	49	President, Chief Executive Officer and Director	2002
Kevin Thompson	45	Director	2006

Zachary Nelson has been a member of our board of directors since July 2002 and has served as our President and Chief Executive Officer since January 2003. Prior to that, Mr. Nelson served as our President and Chief Operating Officer from July 2002 to January 2003. From March 1996 to October 2001, Mr. Nelson was employed by Network Associates, Inc. (now Intel Corporation), an enterprise security software company. While at Network Associates, Mr. Nelson held various positions, including Chief Strategy Officer of Network Associates and President and Chief Executive Officer of MyCIO.com, a subsidiary that provided on-demand software security services. From 1992 to 1996, he held various positions, including Vice President of Worldwide Marketing, at Oracle Corporation, an enterprise software company. He holds B.S. and M.A. degrees from Stanford University.

Mr. Nelson has over twenty years of experience working in the technology sector and brings his leadership and extensive business, operating, marketing and industry experience to the board. As the Chief Executive Officer of the Company, he also brings his strategic vision for the Company to the board and creates a critical link between the management and the board, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business.

Kevin Thompson has been a member of our board of directors since September 2006. Since July 2006, Mr. Thompson has been employed by SolarWinds, Inc., a network management software company, and currently serves as its President and Chief Executive Officer and serves on its board of directors. In addition to his current role as President and Chief Executive Officer, Mr. Thompson held various positions at SolarWinds, including, Chief Operating Officer, Chief Financial Officer and Treasurer. From September 2004 until November 2005, Mr. Thompson was Senior Vice President and Chief Financial Officer at SAS Institute Inc., a business intelligence software company. From October 2000 until August 2004, Mr. Thompson served as Executive Vice President and Chief Financial Officer of Red Hat Inc., an enterprise software company. He holds a B.B.A. from the University of Oklahoma.

Mr. Thompson has over a decade of experience in the software industry. As the President and Chief Executive Officer of a publicly-traded software company, Mr. Thompson brings deep leadership and operational experience to our board. In addition, Mr. Thompson’s strong financial background, including his work as the chief financial officer at two different publicly-traded software companies and one of the world’s largest privately-held software company (pre-packaged software), provides financial expertise to the board, including an understanding of financial statements, corporate finance and accounting.

Directors Not Standing for Election

The names and certain biographical information as of March 31, 2011 about the continuing members of our board of directors who are not standing for election at this year’s Annual Meeting are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since	Class and Year in Which Term Will Expire
Evan Goldberg	44	Chief Technology Officer and Chairman of the Board	1998	Class II 2012
Catherine R. Kinney	59	Director	2009	Class II 2012
William Beane III	49	Director	2007	Class III 2013
Deborah Farrington	60	Director	2000	Class III 2013
Edward Zander	64	Director	2009	Class III 2013

Evan Goldberg co-founded our company and has been a member of our board of directors since October 1998 and Chairman of our board since January 2003. From October 1998 through January 2003, Mr. Goldberg held various positions with us, including President and Chief Executive Officer and Chief Technology Officer. Prior to joining us, Mr. Goldberg founded mBed Software, Inc., a software company focused on multimedia tools for website developers, where he served as Chief Executive Officer from November 1995 to September 1998. From August 1987 to November 1995, Mr. Goldberg held various positions in the product development group at Oracle Corporation, including Vice President of Development in the New Media Division. He holds a B.A. from Harvard College.

As the co-founder of NetSuite, and having nearly thirteen years as a key executive officer and member of our board of directors, Mr. Goldberg has in-depth knowledge of the Company, its products, operations and strategy. Based upon this experience and knowledge, Mr. Goldberg can provide the board with unique insights into the Company’s challenges, opportunities and operations. Mr. Goldberg’s eight years of experience in the product development group at Oracle and his experience as founder and CEO of mBed Software, Inc., bring deep software development and product expertise to our board.

Catherine R. Kinney has been a member of our board of directors since March 2009. From 2008 through March 2009, Ms. Kinney served as Group Executive Vice President and Head of Global Listings at NYSE Euronext, where she was responsible for overseeing the company’s global listing program, marketing and branding. From 2002 to 2008, Ms. Kinney served as President and Co-Chief Operating Officer of the New York Stock Exchange. Ms. Kinney served in the Paris, France office of the NYSE Euronext from July 2007 until 2009. Ms. Kinney serves on the board of directors and is a member of the finance and risk committee and audit committee of MetLife, Inc. Ms. Kinney also serves on the board of directors and is a member of the compensation committee and chair of the nominating and governance committee of MSCI, Inc. She holds a B.A. from Iona College and completed the Advanced Management Program at Harvard Business School. Ms. Kinney has received honorary degrees from Georgetown University, Fordham University and Rosemont College.

Ms. Kinney’s experience as a senior executive and Chief Operating Officer of a multinational regulated entity and her key role transforming the New York Stock Exchange to a publicly-traded company demonstrates a knowledge of, and experience with, issues of corporate development and transformation. In addition, Ms. Kinney’s experience in developing and establishing the NYSE corporate governance standards for listed companies provides the board with unique corporate governance expertise to assist the board in establishing and maintaining an effective corporate governance program.

William Beane III has been a member of our board of directors since January 2007. Mr. Beane has served as Vice President and General Manager of the Oakland Athletics, a Major League Baseball® team since October 1997, and has been a minority owner of the team since April 2005. Mr. Beane also serves on the board of directors of Easton-Bell Sports, Inc., a sporting goods manufacturer. He attended the University of California, San Diego.

As the general manager of a Major League Baseball team, Mr. Beane brings valuable leadership and business management experience to the board, particularly in talent management and performance and metrics-based management. With the Oakland Athletics, Mr. Beane has used his strategic vision to apply a statistical, quantitative-based approach to help build competitive teams in a more fiscally disciplined manner. Under his leadership, the Oakland Athletics have been widely and consistently regarded as one of the most successful fiscally disciplined teams in Major League Baseball.

Deborah Farrington has been a member of our board of directors since May 2000. Since May 1998, Ms. Farrington has served as a General Partner of StarVest Partners, L.P., a venture capital firm, and, since April 2006, has served as President of StarVest Management, Inc., a management company. Ms. Farrington also is a member of the board of directors and serves as the chair of the compensation committee of Collectors Universe, Inc., a company that grades and authenticates collectible assets. She holds an A.B. from Smith College and an M.B.A. from Harvard Business School.

Ms. Farrington has spent over thirty years in the financial services industry, including twenty years of private equity investing and, prior to that, eleven years of investment banking. Ms. Farrington brings valuable financial, business and management experience to the board. In particular, Ms. Farrington has had fifteen years of experience investing in and working with business services companies, especially Software-as-a-Service (SaaS) companies. Ms. Farrington has a decade of board experience at NetSuite and has extensive experience with other business services companies. This experience uniquely qualifies Ms. Farrington to provide the board with an important perspective on the operations of, and issues facing, our company and SaaS companies generally.

Edward Zander has been a member of our board of directors since June 2009. From January 2004 to January 2008, Mr. Zander served as Chairman and Chief Executive Officer of Motorola, Inc. Prior to joining Motorola, Mr. Zander was a managing director of Silver Lake Partners, a leading private equity fund focused on investments in technology industries. Prior to holding that position, Mr. Zander was President and Chief Operating Officer of Sun Microsystems Inc., a leading provider of hardware, software and services for networks, from January 1998 until June 2002. Mr. Zander serves on the board of directors and is a member of the compensation committee and nominating and governance committee of Seagate Technology. He holds a B.S. from Rensselaer Polytechnic Institute and an M.B.A. from Boston University.

Mr. Zander has over two decades of senior management experience in the technology sector. Mr. Zander’s experience as the Chief Executive Officer, and as President and Chief Operating Officer, of two of the leading technology corporations in the U.S., brings valuable leadership, strategic, management, and operational experience in technology businesses to our board. In addition, Mr. Zander’s deep experience in a variety of technology businesses, including his work as a managing director of Silver Lake Partners and ongoing board service at two other technology companies, provides Mr. Zander with the background and insight to contribute significantly to the strategic and operational issues that NetSuite may encounter.

Vote Required and Board of Directors’ Recommendation

Each director must be elected by a plurality of the votes cast, meaning that the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

ELECTION OF THE BOARD’S TWO NOMINEES IDENTIFIED ABOVE IN PROPOSAL NO. 1.

BOARD MATTERS AND CORPORATE GOVERNANCE

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and responsibilities described below. The board of directors has also adopted a written charter for each of the three standing committees: the audit committee, the compensation committee and the nominating and governance committee. Each committee charter is available on our corporate website at www.netsuite.com under the headings “Company/Investors/Corporate Governance,” or in print by contacting Investor Relations at our principal executive offices.

Audit Committee

Our audit committee is comprised of Deborah Farrington, Catherine R. Kinney and Kevin Thompson, each of whom is a non-employee member of our board of directors. Mr. Thompson is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence and financial literacy, and that Ms. Farrington and Mr. Thompson each qualify as an audit committee financial expert, under the applicable rules of the New York Stock Exchange and SEC rules and regulations. To the extent deemed necessary or appropriate, the audit committee, among other things:

•	selects and hires our independent auditors, and approves the audit and non-audit services to be performed by our independent auditors;

•	evaluates the qualifications, performance and independence of our independent auditors;

•	monitors the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviews the adequacy and effectiveness of our internal control policies and procedures;

•	discusses the scope and results of the audit with the independent auditors and reviews with management and the independent auditors our interim and year-end operating results;

•	prepares the audit committee report that the SEC requires in our annual proxy statement; and

•	reviews and approves in advance any proposed related party transactions.

Compensation Committee

Our compensation committee is comprised of Deborah Farrington, Kevin Thompson and Edward Zander, each of whom is a non-employee member of our board of directors. Ms. Farrington is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules of the New York Stock Exchange. To the extent necessary or appropriate, the compensation committee, among other things:

•

reviews and approves for our executive officers: annual base salaries, annual performance-based cash incentives, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensation or arrangements;

•	reviews the succession planning for our executive officers;

•	oversees compensation goals and performance-based cash incentive and stock compensation criteria for our employees;

•	reviews and recommends compensation programs for outside directors;

•	prepares the compensation discussion and analysis and compensation committee report that the SEC requires be included in our annual proxy statement; and

•	administers, reviews and makes recommendations with respect to our equity compensation plans.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Deborah Farrington, Catherine R. Kinney and Edward Zander, each of whom is a non-employee member of our board of directors. Ms. Kinney is the chairperson of our nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee satisfies the requirements for independence under the applicable rules of the New York Stock Exchange. To the extent necessary or appropriate, the nominating and governance committee, among other things:

•	assists our board of directors in identifying prospective director nominees and recommends nominees for each annual meeting of stockholders to the board of directors;

•	reviews developments in corporate governance practices and develops and recommends governance principles applicable to our board of directors;

•	oversees the evaluation of our board of directors and management;

•	recommends members for each board committee to our board of directors; and

•	reviews and monitors our code of ethics.

Board Meetings and Attendance

The board held six meetings during the year ended December 31, 2010. Each director attended at least 75% of the aggregate number of the meetings of the board and of the committees on which he or she served during the period in 2010 for which he or she was a director or committee member, respectively. The following table sets forth the standing committees of the board, the number of meetings held by each committee in 2010 and the membership of each committee during the year ended December 31, 2010. Messrs. Nelson, Goldberg and Beane are omitted from the table below as they were not members of any of the standing committees of the board.

Name	Audit	Compensation	Nominating & Governance
Catherine Kinney	Member	—	Chair
Deborah Farrington	Member	Chair	Member
Kevin Thompson	Chair	Member	—
Edward Zander	—	Member	Member
Number of Meetings held in 2010	7	10	3

Director Attendance at Annual Stockholder Meetings

Directors are encouraged, but not required, to attend our Annual Stockholder Meeting. Each of our directors attended the 2010 Annual Meeting of Stockholders.

Corporate Governance

Board’s Role in Risk Oversight

Our board of directors has overall responsibility for our risk oversight with a focus on the most significant risks. The board’s risk oversight process builds upon management’s risk assessment and mitigation processes. Our enterprise risk management program is overseen by our general counsel and chief financial officer. Led by these individuals, a cross-functional team comprised of senior functional area managers with assistance from Protiviti, a third party consulting firm with risk management expertise, organizes and reports on the key risks facing us. This cross-functional team discusses and analyzes the enterprise’s risk management activities, capabilities and responsibilities related to business risks in four different categories: operational risk, financial risk, compliance risk and strategic risk. Individual risks are identified and prioritized under each category based on their overall impact to the organization in the context of significance and likelihood. The most significant risks are then identified to the board and each significant risk is individually evaluated, including a review of mitigating activities related to such risk and a discussion is undertaken between the board and management. The management team presents the results of the enterprise risk management assessment to the board of directors at least annually. The board of directors also receives quarterly committee reports from each of the standing committees of the board of directors to assist it in overseeing the Company’s enterprise risk management. The board also considers and discusses with management the processes in place relating to enterprise risk management and any potential changes to be made to such processes going forward. Additional review or reporting of enterprise risks is conducted as needed or as requested by the board or any of its committees.

Board Independence

Our board of directors has undertaken a review of the independence of the directors and considered whether any director had a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that William Beane III, Deborah Farrington, Catherine R. Kinney, Kevin Thompson and Edward Zander, representing all of our non-employee directors and five of our seven total directors, are “independent directors” as defined under the applicable rules of the New York Stock Exchange, constituting a majority of independent directors of our board of directors as required by the rules of the New York Stock Exchange.

Board Leadership Structure

The board recognizes that one of its significant responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The board also recognizes that there is no single accepted approach for such structure. As a result, the board does not have a policy on whether or not the roles of the chairman of the board and chief executive officer should be separate. The board believes it should be free to determine what is best for the Company at a given point in time. Furthermore, if the chairman of the board is an employee, the board will appoint an independent director as the “lead independent director.”

Evan Goldberg, our founder and chief technology officer, is currently serving as our chairman of the board. Because Mr. Goldberg is an employee of the Company and is therefore not independent, the nominating and governance committee has appointed Deborah Farrington as our “lead independent director.” The lead independent director is responsible for coordinating the activities of the independent directors, chairing executive sessions of the independent directors, reviewing and overseeing the board agenda and leading the board in connection with matters that require a leader other than the chairman. Executive sessions of independent directors are generally held in connection with each regularly scheduled in-person board meeting and at other times as necessary. The board of directors’ policy is to hold executive sessions without the presence of management, including the chief executive officer and other non-independent directors. The audit committee and the compensation committee of the board of directors also generally meet in executive session at least on a quarterly basis and the nominating and governance committee generally meets in executive session on at least an annual basis and at other times as necessary.

In considering its leadership structure, the board has taken a number of factors into account. The board—which consists of a substantial majority of independent directors who are highly qualified and experienced—exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the board’s committees—audit, compensation and nominating and governance—are comprised entirely of independent directors. Further, as discussed above, the board has designated one of its independent members as “lead independent director” with significant responsibilities. Based on these factors, the board believes that this leadership structure provides us with strong and consistent leadership and appropriate oversight.

Corporate Governance Guidelines and Code of Ethics

Our management and our board of directors regularly review and evaluate our corporate governance practices. The board of directors has adopted corporate governance guidelines that address the composition of and policies applicable to the board of directors. Our board of directors has adopted a code of ethics for our principal executive and senior financial officers. The code applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Any substantive amendments to or waivers of the code of ethics relating to the executive officers or directors of the Company will be disclosed promptly on our website. Our corporate governance guidelines and our code of ethics are available on our corporate website at www.netsuite.com under the headings “Company/Investors/Corporate Governance” or in print by contacting Investor Relations at our principal executive offices.

In March 2010 our board of directors approved certain changes to our corporate governance guidelines. These changes included the addition of a provision that a director appointed by our board to fill a vacancy must stand for election at our next annual meeting of stockholders, regardless of whether the other directors in the same class as the newly appointed director are standing for election at such annual meeting. In addition, our corporate governance guidelines provide that no director on our board may serve on the board of directors of more than three publicly-traded companies in addition to our board. Finally, our corporate governance guidelines now contain equity ownership guidelines for our executive officers and non-employee directors. See the sections titled “Executive Compensation; Compensation Discussion and Analysis; Other Compensation Policies” and “Director Compensation; Equity Awards” for a description of these equity ownership guidelines.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters. If an individual has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, such individual may report their concern by sending a letter (which may be anonymous at the discretion of the reporting person), to us at our principal executive offices to the attention of the general counsel or if such individual is uncomfortable reporting to the general counsel to the attention of the chairman of the audit committee. Individuals may also report their concerns by telephone or online (which may be anonymous at the discretion of the reporting person) by using our ethics reporting system available on our Intranet website.

Director Nomination Procedures

The nominating and governance committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the nominating and governance committee will take into consideration the needs of the board and the qualifications of the candidate. The nominating and governance committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the nominating and governance committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company; and

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

The stockholder recommendation and information described above must be sent to the corporate secretary at our principal executive offices and must be received by the corporate secretary not less than 90 days or more than 120 days prior to the anniversary date of our most recent annual meeting of stockholders. If the date of our annual meeting changes by more than 30 days from the anniversary of the prior year’s annual meeting then the stockholder recommendation and information described above must be received by the corporate secretary not later than the close of business on the tenth (10th ) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

The nominating and governance committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of NetSuite and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the nominating and governance committee examines a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, interpersonal skills and compatibility with the board, ability to complement the competency and skills of the other board members and independence from management and the Company. The nominating and governance committee also seeks to have the board represent a diversity of backgrounds and experience.

Among other attributes, the nominating and governance committee may consider a director candidate’s diversity of background and personal experience. In this context, diversity may encompass a candidate’s particular race, ethnicity, national origin and gender, geographic residency, educational and professional history, community or public service, expertise or knowledge base and/or other tangible and intangible aspects of the candidate’s background in relation to the personal characteristics of current directors and other potential director candidates. The nominating and governance committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and a candidate’s background and personal experience, while important, does not necessarily outweigh other attributes or factors the nominating and governance committee may consider in evaluating any particular candidate.

The nominating and governance committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The nominating and governance committee looks for persons meeting the criteria above. The nominating and governance committee also, from time to time, in its discretion, may engage firms that specialize in identifying director candidates. As described above, the nominating and governance committee will also consider candidates recommended by stockholders.

Once a person has been identified by the nominating and governance committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the nominating and governance committee determines that the candidate warrants further consideration by the committee, the chairman or another member of the committee would contact the person. Generally, if the person expresses a willingness to be considered and to serve on the board, the nominating and governance committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering. The nominating and governance committee members and other board members may also conduct one or more interviews with the candidate, either in person, telephonically or both. In certain instances, nominating and governance committee members or other board members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Company also conducts a background check prior to appointing any new board members. The nominating and governance committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the nominating and governance committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Communications with Directors

Our board encourages stockholders or other interested parties who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Secretary. Stockholders and interested parties may each send communications by mail to: Secretary, NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511. Interested party correspondence addressed to our independent directors will be reviewed by our Secretary or his or her designee, who will forward to our independent directors all correspondence that, in the opinion of our Secretary, deals with the functions of the board or committees thereof or that our Secretary otherwise determines is appropriate to be sent to them.

PROPOSAL 2

APPROVAL OF THE 2007 EQUITY INCENTIVE PLAN (AS AMENDED)

Our board is requesting that our stockholders approve the 2007 Equity Incentive Plan (as amended), or the Amended 2007 Plan. In particular, we are seeking stockholder approval of the material terms of the Amended 2007 Plan for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m). Our board has adopted the Amended 2007 Plan, subject to approval from our stockholders at the 2011 annual meeting. If our stockholders approve the Amended 2007 Plan, it will replace the current version of the 2007 Equity Incentive Plan and will continue in effect through its current term (June 2017), unless terminated earlier by our board. Approval of the Amended 2007 Plan requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the 2011 annual meeting.

The Amended 2007 Plan was amended to allow us to continue to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards granted under the Amended 2007 Plan. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, restricted stock units, performance shares and performance units awarded under the Amended 2007 Plan to qualify as “performance-based” within the meaning of Section 162(m), the Amended 2007 Plan limits the sizes of such awards as further described below.

The following is a summary of some of the material changes to the 2007 Equity Incentive Plan. This comparative summary is qualified in its entirety by reference to the actual text of the Amended 2007 Plan, set forth as Appendix A.

•

The Amended 2007 Plan has been drafted to include limitations to the number of shares that may be granted, on an annual basis, through individual awards, which is necessary to allow us to be eligible to receive income tax deductions under Section 162(m), as follows:

Award Type	General Annual Limit	New Hire Limit	Maximum Limit
Stock Options	2,500,000 shares	4,500,000 shares	7,000,000 shares
Stock Appreciation Rights	2,500,000 shares	4,500,000 shares	7,000,000 shares
Restricted Stock	1,000,000 shares	2,000,000 shares	3,000,000 shares
Restricted Stock Units	1,000,000 shares	2,000,000 shares	3,000,000 shares
Performance Shares	1,000,000 shares	2,000,000 shares	3,000,000 shares
Performance Units	$3,000,000	N/A	$3,000,000

•

Specific performance criteria have been added to the Amended 2007 Plan so that certain awards may be granted subject to or conditioned upon the satisfaction of performance objectives, which in turn will allow us to be eligible to receive income tax deductions under Section 162(m). These performance criteria include: stock price; revenue; profit; bookings; cash flow; customer retention; customer satisfaction; net bookings; net income; net profit; operating cash flow; operating expenses; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels;

debt reduction; productivity; new product introductions; delivery performance; individual objectives; and total stockholder return. The performance goals may differ from participant to participant and from award to award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index.

For purposes of clarification, we are not requesting stockholders to approve additional shares be reserved for issuance under the Amended 2007 Plan.

Our board believes that the approval of the Amended 2007 Plan is essential to our continued success. We believe that our employees are our most valuable assets and that the awards permitted under the Amended 2007 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the competitive labor markets in which we compete. These awards also are crucial to our ability to motivate our employees to achieve our company goals.

Summary of the Amended 2007 Plan

The following is a summary of the principal features of the Amended 2007 Plan and its operation. The summary is qualified in its entirety by reference to the Amended 2007 Plan itself set forth in Appendix A.

The Amended 2007 Plan provides for the grant of incentive stock options to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants. As of December 31, 2010, approximately 1,123 of our employees, directors and consultants were eligible to participate in the Amended 2007 Plan.

Number of Shares of Common Stock Available Under the Amended 2007 Plan. We initially reserved a total of 2,375,000 shares of our common stock for issuance pursuant to the Amended 2007 Plan, plus (a) any shares that had been reserved but not issued under our 1999 Stock Plan at the time of our initial public offering, and (b) any shares subject to stock options and similar awards granted under the 1999 Stock Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1999 Stock Plan that are forfeited to or repurchased by the Company. The maximum number of shares that may be added to the Amended 2007 Plan from the 1999 Plan is 2,438,431 shares. In addition, our Amended 2007 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with our 2009 fiscal year, equal to the least of:

•	9,000,000 shares of our common stock;

•	3.5% of the number of shares on the last day of the immediately preceding fiscal year that are outstanding and issuable pursuant to outstanding awards under our equity plans; or

•	such other amount as our board of directors may determine.

As of December 31, 2010, there were 11,189,349 shares reserved for issuance under the Amended 2007 Plan including 10,240,845 shares subject to outstanding awards. On January 1, 2011, the number of shares reserved for issuance under the Amended 2007 Plan was automatically increased by 2,619,607 shares.

Administration of the Amended 2007 Plan. Our board of directors or a committee of our board administers our Amended 2007 Plan. In the case of awards intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced, outstanding awards may be surrendered or cancelled in exchange for awards with a higher or lower exercise price, or outstanding awards may be transferred to a third party.

Options. The administrator is able to grant nonstatutory stock options and incentive stock options under the Amended 2007 Plan. The administrator determines the number of shares subject to each option, although the Amended 2007 Plan provides that a participant may not receive options to purchase more than 2,500,000 shares in any fiscal year except in connection with an employee’s initial hiring in which case the participant could receive options covering up to an additional 4,500,000 shares, for a total of 7,000,000 shares.

The exercise price of options granted under our Amended 2007 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the terms of all other options.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months. However, an option generally may not be exercised later than the expiration of its term.

Stock Appreciation Rights. Stock appreciation rights may be granted under our Amended 2007 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. Stock appreciation rights expire under the same rules that apply to stock options. No participant will be granted stock appreciation rights covering more than 2,500,000 shares during any fiscal year, except in connection with an employee’s initial hiring in which case the participant could receive stock appreciation rights covering up to an additional 4,500,000 shares, for a total of 7,000,000 shares.

Restricted Stock. Restricted stock may be granted under our Amended 2007 Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, but no participant will be granted a right to purchase or acquire more than 1,000,000 shares of restricted stock during any fiscal year, except in connection with an employee’s initial hiring in which case the participant could receive awards of restricted stock covering up to an additional 2,000,000 shares, for a total of 3,000,000 shares. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under our Amended 2007 Plan. Restricted stock units are awards that will result in a payment to a participant at the end of a specified period only if performance goals established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, restrictions and conditions to payment it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals, on the continuation of service or employment or any other basis determined by the administrator. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash or with shares of our common stock, or a combination thereof. The administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 1,000,000 restricted stock units during any fiscal year, except in connection with an employee’s initial hiring in which case the participant could receive restricted stock units covering up to an additional 2,000,000 shares, for a total of 3,000,000 shares.

Performance Units and Performance Shares. Performance units and performance shares may be granted under our Amended 2007 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. During any fiscal year, no participant will receive more than 1,000,000 performance shares and no participant will receive performance units having an initial value greater than $3,000,000, except in connection with an employee’s initial hiring in which case the participant could receive performance shares covering up to an additional 2,000,000 shares, for a total of 3,000,000 shares. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator.

Performance Goals. Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the Amended 2007 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement including: stock price; revenue; profit; bookings; cash flow; customer retention; customer satisfaction; net bookings; net income; net profit; operating cash flow; operating expenses; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; individual objectives; and total stockholder return. The performance goals may differ from participant to participant and from award to award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index.

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any award granted subject to performance goals, within the first 25% of the performance period, but in no event more than 90 days following the commencement of any performance period (or such other time as may be required or permitted by Section 162(m)), the administrator will, in writing: (i) designate one or more participants to whom an award will be made, (ii) select the performance goals applicable to the performance period, (iii) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an award for a performance period only if the performance goals for such period are achieved.

Transferability of Awards. Unless the administrator provides otherwise, our Amended 2007 Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Change in Control. Our Amended 2007 Plan provides that in the event of our change in control, as defined in the Amended 2007 Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The administrator is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, and the awards will become fully exercisable. The administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met. The option or stock appreciation right will terminate upon the expiration of the period of time the administrator provides in the notice. In the event the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights will fully vest and become immediately exercisable, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met.

Term. Our Amended 2007 Plan will automatically terminate in 2017, unless we terminate it sooner. In addition, our board of directors has the authority to amend, alter, suspend or terminate the Amended 2007 Plan provided such action does not impair the rights of any participant without the written consent of such participant.

Number of Awards Granted to Employees, Consultants and Directors

The number of Awards that an employee or consultant may receive, or that a non-employee director may initially receive, under the Amended 2007 Plan is in the discretion of our compensation committee and therefore cannot be determined in advance. Annual grants are made to non-employee directors automatically, as described in this proxy statement. Our executive officers are eligible to receive awards under the Amended 2007 Plan and, accordingly, our executive officers have an interest in this proposal. The following table sets forth (a) the aggregate number of shares of common stock subject to options or other awards (if any) granted under the 2007 Equity Incentive Plan during the last fiscal year, (b) the average per share exercise price of such options or other awards (if any), and (c) the dollar value of such shares based on $25.00 per share, the fair market value on December 31, 2010:

Name of Individual or Group	Number of Shares Granted	Average Per Share Exercise Price(1)	Dollar Value of Shares Granted
All executive officers, as a group	1,310,200	$12.63	$32,755,000
All directors who are not executive officers, as a group	74,445	$14.37	$1,861,125
All employees who are not executive officers, as a group	2,729,556	$13.46	$68,238,900

(1)	This does not include restricted stock units or performance share units which have a purchase price of $0.00 per award.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and use of Awards granted under the Amended 2007 Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price at least equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of NetSuite is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an award of restricted stock, restricted stock units, performance shares or performance units, are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Tax Effect for Us. We generally will be entitled to a tax deduction in connection with an award under the Amended 2007 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and to “covered employees” within the meaning of Section 162(m). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Amended 2007 Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The Amended 2007 Plan has been designed to permit the Administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.

Section 409A. Section 409A of the Internal Revenue Code, or Section 409A, places certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, subject to certain exceptions, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Amended 2007 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. In addition, certain states, such as California, have adopted similar provisions that impose similar penalty taxes.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE AMENDED 2007 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Purpose for Recommending Approval of the 2007 Equity Incentive Plan (as amended)

We believe that the amendment of the 2007 Equity Incentive Plan and the approval of its material terms is essential to our continued success. Our employees are our most valuable asset. Stock options and other awards such as those provided under the Amended 2007 Plan will substantially assist us in continuing to attract and retain employees and non-employee directors in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees to achieve our goals. We will benefit from increased stock ownership by selected executives, other employees and non-employee directors.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE 2007 EQUITY INCENTIVE PLAN (AS AMENDED).

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Our executive officer compensation program is designed to attract and retain talented and qualified senior executives to manage and lead our Company and to motivate them to pursue and meet our corporate objectives. Under this program, our named executive officers are rewarded for individual and collective contributions to our success consistent with our “pay for performance” philosophy. Furthermore, the executive officer total compensation program is aligned with the nature and dynamics of our business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. Additional details about our executive compensation programs are described under the section titled “Compensation Discussion and Analysis.”

Our compensation committee regularly reviews the executive officer compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and stockholders through the use of equity-based awards.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The “say-on-pay” vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF THE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should conduct the advisory vote on the compensation of our named executive officers, as disclosed pursuant to the applicable SEC executive compensation disclosure rules, such as Proposal 3 included in this proxy statement. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on the compensation of our named executive officers once every year, every two years, or every three years.

After careful consideration of this proposal, our board of directors has determined that conducting an advisory vote on the compensation of our named executive officers every three years is the most appropriate alternative for the Company, and therefore our board of directors recommends that you vote for a three-year interval for the advisory vote on the compensation of our named executive officers.

In formulating its recommendation, our board of directors considered that a triennial advisory vote on executive compensation is a reasonable frequency because it would allow for an appropriate interval between the vote and an opportunity to evaluate the Company’s consideration of the results of the prior vote, thereby enabling our stockholders to assess the impact of the Company’s executive compensation policies and decisions. In addition, the board believes that holding an advisory vote every three years offers the closest alignment with the Company’s approach to executive compensation and the underlying philosophy of our compensation committee. Specifically, our executive compensation programs are designed to enhance long-term growth and reward performance over a multi-year period. For example, the stock awards granted to our named executive officers generally have four-year vesting periods. A triennial vote would allow our executive compensation programs to be evaluated over a similar timeframe and in relation to our long-term performance. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders at the 2011 stockholder meeting on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years, every three years, or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every year, every two years, or every three years, that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of every year, every two years or every three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on the compensation of our named executive officers that has been selected by stockholders. However, because this vote is advisory and not binding on the board of directors or the Company in any way, the board of directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on the compensation of our named executive officers more or less frequently than the option approved by our stockholders.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE OPTION OF ONCE EVERY THREE YEARS AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On the recommendation of the audit committee, the board of directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. The board of directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its selection, though a change will not necessarily be made. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in our stockholders’ best interests.

KPMG LLP has audited our financial statements for the period beginning from December 31, 2005 to the fiscal year ended December 31, 2010. We expect representatives of KPMG LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by KPMG LLP during the fiscal years ended December 31, 2010 and 2009:

	Fiscal 2010(1)	Fiscal 2009(2)
Audit Fees(3)	$1,342,165	$1,443,720
Audit-Related Fees(4)	120,515	87,400
Tax Fees	—	—
All Other Fees	—	—

Total	$1,462,680	$1,531,120

(1)	Includes (i) $263,946 for fees associated with performing audit and audit-related services for the fiscal year ended December 31, 2009, and (ii) $39,080 for out-of-pocket expenses, of which $4,646 relates to out-of-pocket expenses for the fiscal year ended December 31, 2009.

(2)	Includes (i) $671,100 for fees associated with performing audit services for the fiscal year ended December 31, 2008, and (ii) $37,045 for out-of-pocket expenses, of which $10,800 relates to out-of-pocket expenses for the fiscal year ended December 31, 2008.

(3)	Audit Fees include fees for professional services rendered in connection with the audit of our annual financial statements included in our Form 10-K, the reviews of the financial statements included in our Form 10-Q, attestation-related services in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements for those fiscal years.

(4)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including a SAS 70 audit report which provides assurance to our customers that we have adequate controls and safeguards over the processing of their data. For 2010, these services included accounting assistance in connection with the acquisition of QuickArrow, Inc. and a SAS 70 audit report. For 2009, these services included accounting assistance in connection with the acquisition of certain assets of NetReturn Pty Limited in June 2009, the acquisition of QuickArrow, Inc. in July 2009 and a SAS 70 audit report.

Policy on Pre-Approval of Audit and Non-Audit Services

It is the policy of our audit committee to pre-approve all audit and permissible non-audit services to be performed by KPMG. Our audit committee pre-approves services by authorizing either generally or specifically projects within the categories outlined above, subject to budgeted amounts. To ensure prompt handling of unexpected matters, the audit committee delegates to the chair of the audit committee the authority to address any requests for pre-approval of services between audit committee meetings; provided, however, that such additional or amended services may not affect KPMG’s independence under applicable SEC rules. Any such pre-approval decisions that are made by the chair of the audit committee must be reported to the audit committee at its next scheduled meeting.

All KPMG LLP services and fees in fiscal 2010 were pre-approved by the audit committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.

Role of the Audit Committee

The audit committee operates under a written charter adopted by the board of directors on April 11, 2007 which provides that its functions include the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the Company’s independent registered public accounting firm including reviewing their independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and pre-approving any non-audit services that may be performed by the Company’s independent registered public accounting firm, reviewing with management and the Company’s independent registered public accounting firm the adequacy of internal financial controls, and reviewing the Company’s critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles. The audit committee held seven (7) meetings during 2010.

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of the Company’s internal control over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee’s responsibility is to monitor and oversee this process.

Review of Audited Financial Statements for Fiscal Year ended December 31, 2010

The audit committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2010 with management. The audit committee discussed with KPMG LLP the matters required to be discussed under the Public Company Accounting Oversight Board standards.

The audit committee received the written disclosures and the letter from KPMG LLP required by Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence (Communication with Audit Committees Concerning Independence) and the audit committee has discussed with KPMG LLP its independence from the Company and its management.

The Company’s management has established and the audit committee has reviewed and approved procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by NetSuite employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

Based on the audit committee’s review and discussions with management and KPMG LLP, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the audit committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG LLP is in fact “independent.”

THE AUDIT COMMITTEE

Kevin Thompson (Chair)

Deborah Farrington

Catherine Kinney

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 28, 2011 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Applicable percentage ownership is based on 65,726,905 shares of common stock outstanding at February 28, 2011. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of February 28, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an “*”.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Shares Currently Held (a)	Common Shares That May Be Acquired Within 60 Days of February 28, 2011(1) (b)	Total Beneficial Ownership (a)+(b)	Percent of Class (%)
5% Stockholders:
Entities beneficially owned by Lawrence J. Ellison(2)	31,964,891	—	31,964,891	48.63
Trust for the benefit of Margaret Ellison(3)	3,438,359	—	3,438,359	5.23
Trust for the benefit of David Ellison(3)	2,292,240	—	2,292,240	3.49

Directors and Executive Officers:
Zachary Nelson	882,730	552,895	1,435,625	2.18
Evan Goldberg	2,691,501	1,344,805	4,036,306	6.14
James McGeever	216,769	218,774	435,543	*
Ronald Gill	36,881	22,084	58,965	*
James Ramsey	85,188	144,261	229,449	*
William Beane III	7,297	23,877	31,174	*
Deborah Farrington(4)	1,502,232	52,144	1,554,376	2.36
Catherine R. Kinney	—	22,877	22,877	*
Kevin Thompson	2,955	26,221	29,176	*
Edward Zander	—	21,002	21,002	*
All executive officers and directors as a group (12 persons)	5,493,972	2,677,576	8,171,548	12.43

*	Less than 1%.

(1)	Includes shares issuable upon exercise of outstanding options held by our directors and executive officers exercisable within 60 days of February 28, 2011. Also includes shares issuable within 60 days of February 28, 2011 upon vesting of restricted stock units held by our executive officers. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	31,964,891 shares are held by NetSuite Restricted Holdings LLC, the membership interests of which are beneficially owned by Lawrence J. Ellison through a revocable trust. The LLC Operating Agreement for NetSuite Restricted Holdings LLC is subject to various terms and restrictions with respect to future voting and disposition of the shares held by such entity. See the section titled “Certain Relationships and Related Transactions/Lawrence J. Ellison” for a description of these terms and restrictions. The address for NetSuite Restricted Holdings LLC is One Bush Street, Suite 650, San Francisco, CA 94104. Excludes 3,438,359 shares held in trust for Margaret Ellison, 2,292,240 shares held in trust for David Ellison and 1,076,119 shares held by David Ellison, all of which are discussed in Footnote 3 below. Mr. Ellison and NetSuite Restricted Holdings LLC disclaim beneficial ownership of the excluded shares.

(3)	Represents shares held in trusts for the benefit of David Ellison and Margaret Ellison, adult children of Lawrence J. Ellison. Excludes 1,076,119 shares held directly by David Ellison. The co-trustees for each of the two trusts are Donald Lucas, who also serves as a director of Oracle Corporation, and Philip B. Simon. The co-trustees, acting on behalf of the trusts and for the benefit of the respective beneficiaries, have voting and dispositive power over the shares held by each trust. Each trust disclaims beneficial ownership of the shares held by the other trust, and the trusts disclaim the existence of a “group” for purposes of Regulation 13D. The address for each trust is 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596.

(4)	1,502,232 includes 1,498,157 shares held by StarVest Partners, L.P., 186 shares held by StarVest Management, Inc., as Nominee for StarVest Partners Advisory Council Co-Investment Plan and 3,889 shares held by Deborah Farrington. Deborah Farrington, Jeanne Sullivan and Laura Sachar possess shared voting and dispositive power over the shares held by StarVest Partners, L.P. Deborah Farrington, Jeanne Sullivan, Laura Sachar and Larry Bettino possess shared voting and dispositive power over the shares held by StarVest Management, Inc.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information related to our common stock which may be issued under our existing equity compensation plans as of December 31, 2010, including our 1999 Stock Plan (the “1999 Plan”) and the 2007 Equity Incentive Plan (the “2007 Plan”):

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	10,240,845	$8.62	948,504	(3)

(1)	This does not include restricted stock units or performance share units which have a purchase price of $0.00 per award.

(2)	Consists of options granted under the 1999 Plan and option grants, restricted stock awards, restricted stock units and performance share units made under the 2007 Plan.

(3)	Consists of 948,504 shares that remain available for future grant under the 2007 Plan, which includes 11,739 shares that rolled over from the 1999 Plan. Shares under the 2007 Plan are subject to automatic increase on January 1 of each year beginning in our 2009 fiscal year equal to the least of: (a) 9,000,000 shares, (b) 3.5% of the number of shares on the last day of the immediately preceding fiscal year that are outstanding and issuable pursuant to outstanding awards under our equity plans, or (c) such other amount as our board of directors may determine. We will not make future grants under the 1999 Plan. On January 1, 2011, the 2007 Plan was automatically increased by 2,619,607 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2010 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

Overview

Our goal is to be the leading vendor of cloud-based financials/ Enterprise Resource Planning (“ERP”) software suites. In addition to financials/ERP software suites, we offer a broad suite of applications, including accounting, Customer Relationship Management (“CRM”), Professional Services Automation (“PSA”) and Ecommerce that enable companies to manage most of their core business operations in our single integrated suite. In order to support our strategy and to continue to deliver strong execution, we strive to provide an executive compensation program that is aimed to attract and retain talented and qualified senior executives to manage and lead our Company and to motivate them to pursue and meet our corporate objectives. To achieve our objectives, we use a mix of compensation elements including base salary, performance-based cash incentives, equity incentives, change of control benefits and employee benefits. Our executive compensation strategy in fiscal 2010 was to position total cash compensation between the 50th and 75th percentile of our Select Peer Group. While in prior years we have generally sought to position our long-term incentive equity compensation at approximately the 75th percentile of our Select Peer Group, as discussed below, in fiscal 2010 our long-term equity compensation awards exceeded the 75th percentile as we believed it was important to provide significant incentives with multi-year vesting features to provide greater retention and incentive power to our named executive officers. Our named executive officers for fiscal year 2010 were Zachary Nelson, Evan Goldberg, James McGeever, Ronald Gill and James Ramsey.

Pay for Performance

We believe the compensation program for the named executive officers in 2010 and prior years was instrumental in helping us achieve strong financial performance in 2010. For 2010, our revenue grew to $193.1 million, representing an increase of $26.6 million or 16% increase year over year. Non-GAAP net income grew to $8.5 million in 2010, an increase of $5.1 million or 151% over the prior year. Non-GAAP operating income grew to $10.4 million in 2010, an increase of $7.2 million or 228% increase over the prior year. Further, our total stockholder return in 2010 was 56.4%. To achieve our objectives, our compensation program has three primary elements: base salary, performance-based cash incentives, and performance-based equity incentives. Our compensation strategy is to weigh compensation elements toward performance-based compensation relative to salary and solely time-based vesting for equity awards. In line with this philosophy, we kept the base salaries for our named executive officers unchanged from 2009, except that we increased the base salary for Mr. Ramsey in order to bring him up to the 50th percentile of our Select Peer Group and we increased the base salary for Mr. Gill in connection with his appointment as chief financial officer. As a result, performance-based incentives constitute by far the largest portion of potential compensation for our named executive officers. The following charts show the pay mix of (i) our CEO and (ii) all other named executive officers, for 2010:

2010 Key Compensation Actions

Other highlights of our compensation policies and practices for 2010 include:

•

Adopted Stock Ownership Guidelines. We adopted stock ownership guidelines for all of our directors and executive officers to help ensure that we maintain a close alignment between the interests of our directors and named executive officers with those of our stockholders.

•

Streamlined Financial Performance Metrics. We reduced the number of financial performance metrics from five to three in order to drive performance of the key corporate financial metrics of the Company and better align officer incentives with stockholder interests in achieving long term stockholder value. The performance-based cash incentives for the named executive officers for the first quarter of 2010 would have been higher under the original 2010 Cash Incentive Program than they were under the revised 2010 Cash Incentive Program.

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Changed Timing of Annual Equity Grants. We changed the timing of annual grants to our executive officers from the third quarter to the first quarter of the calendar year in order to align the annual grants to promptly follow the determination and review of the prior year’s financial results and to align with annual performance reviews of our executive officers.

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Limit All Other Compensation. We limit all other compensation to our named executive officers. For example, we do not have: guaranteed bonuses, executive perquisites such as club memberships, financial planning services, or company jet, and we do not have a separate executive retirement plan that is not generally available to all employees.

Compensation Objectives

The goal of our executive compensation program is to tie executive compensation to the performance of the Company and management. We have created a compensation program that has a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe will provide appropriate incentives to retain and incentivize our named executive officers and other senior executives and management team and help to:

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support our performance-based approach to managing pay levels to foster a goal oriented, highly-motivated management team whose members have a clear understanding of business objectives and shared corporate values;

•	link pay to performance with defined and measurable metrics;

•	align the interests of our executive officers with those of our stockholders;

•	allocate company resources to effectively exploit our technological capabilities in the development of new applications and services; and

•	achieve internal equity across our organization based upon position and level of responsibility.

We also strive to ensure that our executive compensation program is competitive with the practices of the companies with which we compete for talent.

Compensation for each named executive officer is comprised of a base salary, short-term performance-based cash incentives and long-term equity incentives. The base salary is generally reviewed annually and adjustments are considered based on the individual performance of the executive officer, level of experience or tenure in their position and an evaluation of the competitive market based data derived from our Select Peer Group (as described below) and other relevant public company data. The short-term cash incentives are based upon achievement of corporate objectives and individual performance. The long-term equity incentives are designed to provide long-term compensation based on Company performance, as reflected in the value of the shares of the Company’s common stock underlying the equity compensation compared to the purchase price of those shares, if any, and to further align the interests of our named executive officers with those of our stockholders. With the significant weighting toward long-term equity incentives, we seek to reward our named executive officers when we generate stockholder returns. At the same time, if our efforts do not generate positive stockholder returns, a significant portion of the compensation for our named executive officers is at risk, which we believe aligns their interests with the interests of our stockholders.

Role of the Compensation Consultant

The compensation committee has the power to engage independent advisors to assist the committee in carrying out its responsibilities. For 2010, the compensation committee selected and directly retained the services of Compensia, Inc. (“Compensia”), an independent executive compensation consultant. Compensia reported directly to the committee and not to management. Compensia reviewed and advised on all principal aspects of the executive compensation program, including, but not limited to, providing recommendations regarding the composition of our Select Peer Group, analyzing peer group proxy statements, compensation survey data, and other publicly available data (including applying its experience with other companies), and reviewing and advising on executive total compensation, including base salaries, short- and long-term incentives, associated performance goals, and severance arrangements.

Compensation Setting Process

Our board of directors established a compensation committee that currently consists of Ms. Farrington, as chairperson of the committee, Mr. Thompson and Mr. Zander. Each member has been determined to be and each current member remains an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a

“non-employee director” for purposes of Rule 16b-3 under the Exchange Act. In accordance with its charter, for fiscal 2010 and beyond the compensation committee has and will evaluate, approve, administer and interpret our executives’ compensation and benefit policies, including our 1999 Plan and our 2007 Plan.

In 2010, our compensation committee, in consultation with Compensia, took the following actions in connection with setting the compensation of our named executive officers:

•	with input from our management team, reviewed and made appropriate adjustments to our Select Peer Group, as described below;

•	developed recommendations with regard to executive compensation structures with reference to the Select Peer Group;

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reviewed our practice regarding CEO compensation, including determining evaluation criteria, reviewing the performance and determining the compensation earned, paid or awarded to our chief executive officer, independent of input from him; and

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reviewed our policy to review on an annual basis the performance of our named executive officers with assistance from our chief executive officer and determining what it believed to be appropriate total compensation based on competitive levels as measured against our peer group.

Participation of Management in Compensation Decisions

The compensation committee works collaboratively with members of management as well as Compensia in designing and developing new compensation programs applicable to our named executive officers and other executive officers. The compensation committee directs management, including the chief executive officer, to prepare reports and recommendations for the review, discussion, modification and final approval by the board of directors or the compensation committee with respect to various aspects of our named executive officers’ total compensation. The compensation committee believes, for example, that the named executive officers have greater day-to-day insight into the key metrics on which company performance should be evaluated. Consequently, the compensation committee asks the chief executive officer to prepare recommendations with respect to appropriate qualitative and quantitative criteria on which our named executive officers’ performance might be based.

The compensation committee may use these reports and recommendations provided by the chief executive officer or other named executive officers in discharging its duties with respect to reviewing and setting named executive officer compensation. Other resources that our compensation committee may rely upon include the individual board’s member’s respective experiences and recommendations, recommendations of Compensia, peer or competitive compensation data provided by Compensia or management, the deliberative process of the compensation committee, and any other resources that the compensation committee may determine are relevant. Once the compensation committee believes that it has the information necessary to conduct its deliberations, it does so without further input of the named executive officers when discussing the chief executive officer’s compensation; and with input of the chief executive officer, and often with his participation in the deliberations, when discussing the compensation for the remaining named executive officers.

Once the compensation committee has made compensation decisions with respect to named executive officer compensation, neither the chief executive officer nor any other named executive officer has any discretion or authority to increase or decrease the approved compensation, whether in the form of base salary, cash incentive compensation, equity compensation or benefits.

Competitive Market Review

We compete with many other technology companies in seeking to attract and retain a skilled workforce and aim to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we compete for a pool of talent that is highly sought after by both large and established technology companies and earlier stage companies, including on-demand software and customer relationship management/enterprise software companies and other companies seeking similar skill sets in our geographic area, and in some cases, nationally and internationally. Larger and more established organizations in our industry seek to recruit top talent from smaller and less established companies in the sector just as smaller organizations look to attract and retain the best talent from the industry as a whole.

We offer competitive short-term cash incentive compensation and long-term equity incentive compensation to our named executive officers with an emphasis on equity-based incentives to align the interests of our named executive officers with those of our stockholders. We also compete for key personnel on the basis of our vision of future success, the excellence of our technical and management personnel, our culture and company values and the cohesiveness and productivity of our teams. To succeed in attracting top executives and retaining our current named executive officers, we draw upon and access surveys and data presented by independent compensation consultants retained by the compensation committee, as well as other relevant nationally recognized surveys (as listed below) to ensure we remain current on compensation trends. Our management and compensation committee review data that analyzes various cross-sections of our industry, including on-demand software services companies, software companies in our geographic area where we compete for talent and accounting software companies.

Market Comparisons: How We Define Our Market and How We Use Market Compensation Data

During 2010, Compensia conducted a total executive compensation review for the compensation committee that compared and analyzed our named executive officers’ total compensation levels to those of executives at the companies in our Select Peer Group. Compensia worked directly with our compensation committee in 2010 to interpret the results of this review so that the compensation committee could make fully informed decisions in setting total compensation levels for our named executive officers.

Defining the Market

In 2010, we used two public company market references to compare our total compensation practices and amounts for our named executive officers to those in the market:

•	Publicly-Held Companies Survey. Radford October 2009 High-Tech Industry Executive Compensation Survey; and

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Select Peer Group. Publicly available compensation data for the following group of publicly-traded software companies, consisting principally of on-demand software companies, with the majority having revenues generally similar to ours: Ariba Inc., Athenahealth, Inc., Blackbaud, Inc., Concur Technologies, Inc., DealerTrack Holdings, Inc., DemandTec, Inc., Epicor Software Corporation, Informatica Corp., Kenexa Corp., Phase Forward Incorporated, salesforce.com, inc., SuccessFactors, Inc., Taleo Corp., The Ultimate Software Group, Inc., Unica Corporation and Vocus, Inc.

In reviewing the peer group for appropriateness, for 2010 as compared to 2009, Omniture, Inc. was removed from the list of comparator companies because it was acquired in 2009. Additionally, Epicor Software Corporation was added because it fit the scope criteria used to select our Select Peer Group companies and salesforce.com, Inc. was added because they are a key company in the SaaS sector.

The median revenue of the Select Peer Group was $248 million for the four quarters completed as of June 30, 2010, the median market cap of the Select Peer Group was $1,113 million as of October 19, 2010 and the median headcount of the Select Peer Group was 1,067 employees as of the end of each company’s most recently completed fiscal year. We intend to review the Select Peer Group annually.

Determining Market Levels and Impact on Compensation Decisions

We seek to provide competitive total compensation to each of our named executive officers while taking into account the unique requirements and skills of each of our named executive officers. Our compensation committee, with assistance from Compensia, compared our practices and levels by each compensation component, by target annual cash compensation, which includes base salary and target annual cash incentive compensation, and by total direct compensation, which includes base salary, target annual cash incentive compensation and annual equity compensation. The purpose of this analysis is to determine whether the compensation offered to each named executive officer, both in total and with respect to each of the constituent components, is competitive with the applicable market comparables that the compensation committee has reviewed for the corresponding period. Generally, the compensation committee seeks to position the total compensation of our named executive officers to be competitive with the 50th to 75th percentile of the compensation offered by our Select Peer Group. Where total compensation or a specific component of compensation is not within this range, the compensation committee uses the competitive market data as one factor in making its compensation decision, but may also take into account factors specific to a named executive officer in making its final compensation decisions, including each named executive officer’s position and functional role, seniority, experience, performance and overall level of responsibility.

Components of our Compensation Program

Our executive compensation program consists of four primary components: base salary; performance-based cash incentives; long-term equity-based incentives; and benefits, including severance/termination protection. We chose to build our executive compensation program around each of the above elements because we believe that each individual component is useful in achieving one or more of the objectives of our program and we believe that, together, they have been and will continue to be effective in achieving our overall objectives. Base salaries, performance-based cash incentives and equity awards are set based on a combination of corporate objectives and individual performance. We utilize short-term compensation, including performance-based cash incentives, to motivate and reward our key executives in accordance with our “pay-for-performance” philosophy. We use equity-based incentives to align the interests of our senior executives with those of our stockholders and to promote a longer term performance perspective and achievement of our long-term strategy. Total equity ownership for our named executive officers is reviewed at least annually. Finally, we use benefits, including severance and termination protection, as a means of retaining our employees and reducing the degree to which the possible loss of employment might affect our executives’ willingness to take risks and/or enter into strategic relationships and transactions that, while potentially beneficial to our stockholders, might result in the termination of the executive’s employment. Our executives’ total compensation may vary significantly year to year based on company, functional area and individual performance. Further, the value of equity awards made to our named executive officers will vary based on our stock price performance.

Weighting of Elements in our Compensation Program

The use and weight of each compensation element is based on a subjective determination by the compensation committee of the importance of each element in meeting our overall objectives. In general, we seek to put a significant amount of each named executive officer’s total potential compensation “at risk” based on corporate and individual performance. As a result, compensation paid in the form of base salary and benefits represented less than one-quarter of each named executive officer’s potential total compensation at target performance levels for 2010. We believe that, as is common in the technology sector, equity-based awards are a significant compensation-related motivator in attracting and retaining employees and that base salary and performance-based cash incentive levels are, in many instances, secondary considerations to many employees, particularly at the executive and managerial levels.

Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, as well as the prevailing market conditions. The base salary of our named executive officers will be generally reviewed on an annual basis and adjustments may be made to reflect performance-based factors, as well as competitive conditions, experience and tenure. We have not and will not apply specific formulas to determine increases. We have, however, in the past few year referred to public company surveys, as well as data from our Select Peer Group, and may in the future continue to compare our base salary against those public companies we consider to be appropriate market comparables. Where it is determined that our base salary is not competitive, market data may inform, but will not be the sole basis for, decisions to adjust base salary.

In 2010, as part of its annual review of executive compensation, the compensation committee reviewed the base salaries of our named executive officers focusing on the competitiveness of these salaries, based on compensation survey data and our Select Peer Group. Based on that information and the desire to retain our named executive officers, the compensation committee determined that an increase in base salary was warranted for Mr. Ramsey to bring Mr. Ramsey’s base salary closer to the 50th percentile of our Select Peer Group. Previously, Mr. Ramsey’s base salary was set below the 50th percentile of applicable public company comparables in light of his then-recent appointment as an executive officer. As a result, Mr. Ramsey’s base salary was increased in 2010 from $200,000 to $250,000. This increase was effective as of January 1, 2010. In addition, in connection with Mr. Gill’s appointment as our chief financial officer, Mr. Gill’s annual base salary was increased from $235,000 to $250,000, effective as of July 1, 2010. In March 2011, Mr. Gill’s salary was further increased to $275,000, effective April 1, 2011. These salary increases brought Mr. Gill closer to, but below, the market 50th percentile. Base salaries of our other named executive officers remained unchanged from 2009.

Performance-Based Cash Incentives. Performance-based cash incentives are paid to our named executive officers based on the achievement of corporate performance objectives and a qualitative assessment of the applicable officer’s individual performance, each as determined by the compensation committee. The corporate objectives may change from year to year as the Company and market conditions continue to evolve and different priorities are established, but they will continue to be set by, and performance against them determined or approved by, the compensation committee.

2010 Performance-Based Cash Incentive Program

Performance-based cash incentives were paid to our named executive officers under the Executive Performance-Based Cash Incentive Program for 2010 (the “2010 Cash Incentive Program”). The 2010 Cash Incentive Program consisted of a financial metric component and an individual performance component. In February 2010, the compensation committee established five metrics under the financial metric component of the 2010 Cash Incentive Program. However, in June 2010, the compensation committee determined that it was in the best interests of the Company to amend the 2010 Cash Incentive Program to reduce the number of corporate financial metrics from five to three metrics in order to drive performance of the key corporate financial metrics of the Company and better align executive officer incentives with stockholder interests in achieving long term stockholder value. The revisions to the 2010 Cash Incentive Program applied to all performance-based cash incentive payments for 2010. The performance-based cash incentives for the named executive officers for the first quarter of 2010 would have been higher under the original 2010 Cash Incentive Program than they were under the revised 2010 Cash Incentive Program. Under the 2010 Cash Incentive Program, as revised, the target annual performance-based cash incentive amounts and allocation of the financial metric component and individual performance component as a percentage of the total annual performance-based cash incentives for each named executive officer were as follows:

Named Executive Officer	Target Performance- Based Cash Incentive ($)	Financial Metric Component (%)	Individual Performance Component (%)
Zachary Nelson	450,000	75	25
Evan Goldberg	187,500	75	25
James McGeever	200,000	75	25
Ronald Gill(1)	75,000	75	25
James Ramsey	250,000	75	25

(1)	Mr. Gill’s total target performance-based cash incentive is $150,000. However, for 2010, it was prorated as of July 1, 2010, the effective date of his appointment to chief financial officer.

In February 2010, as part of its annual executive compensation review, the compensation committee increased the target annual performance-based cash incentive for Mr. Ramsey to $250,000 with the intention to bring his total cash compensation to the 50th percentile of our Select Peer Group, in line with the Company’s general compensation philosophy. In addition, in connection with Mr. Gill’s appointment as the Company’s chief financial officer, the compensation committee determined that Mr. Gill’s target annual performance based cash incentive for 2010 would be $150,000 bringing his total cash compensation closer to the 50th percentile of our Select Peer Group, in line with the Company’s general compensation philosophy. This amount was pro-rated to reflect Mr. Gill’s service as the Company’s chief financial officer for the last six months of 2010. Target annual performance-based cash incentives remained the same as in effect for 2009 for all of the other named executive officers.

Individual Performance Component. For the individual performance component, payments were determined at the discretion of the compensation committee based on a qualitative assessment of individual performance. The compensation committee considered criteria such as professional effectiveness, leadership and creativity. The individual performance component consisted of both quarterly assessments and an annual assessment for each named executive officer. For 2010, fifty percent (50%) of each named executive officer’s individualized performance component was an annual component and paid annually based on annual performance and the other fifty percent (50%) was a quarterly component and allocated evenly over each quarter and paid quarterly based on quarterly performance. The compensation committee retains the ability to increase or decrease performance-based cash incentive awards, and to make additional awards.

For 2010, the compensation committee determined the following payout levels for the quarterly individual performance component (shown as range): 97% to 100% payout in the first quarter, 62.5% to 100% payout in the second quarter, 90% to 100% payout in the third quarter and 75% to 85% payout in the fourth quarter. For the annual individual performance component, the payout levels were between 50% and 90%.

Financial Metric Component. The financial metric component for 2010 consisted of three core company performance objectives: a GAAP revenue target, a Non-GAAP net income target and Non-GAAP operating cash flow target. Non-GAAP Net Income excluded stock compensation expense, amortization of intangibles, and expenses relating to business combinations. Non-GAAP operating cash flow excluded the impact of cash disbursements relating to business combinations. The weighting for each of these company performance objectives as a percentage of the financial metric component were as follows:

Company Performance Objectives	Percentage of Total Financial Metric Component (%)
GAAP Revenue Target	60
Non-GAAP Net Income Target	20
Non-GAAP Operating Cash Flow Target	20

Achievement of each of the corporate objectives are determined and paid out quarterly. Actual payouts under each of the corporate objectives were calculated on a sliding scale based on the outcome on each metric. More specifically, the payouts under the 2010 Cash Incentive Program were subject to the following thresholds and caps per target:

Revenue Target: The Company’s 2010 revenue objective was $43.8 million in the first quarter, $45.7 million in the second quarter, $47.4 million in the third quarter and $49.6 million in the fourth quarter, as established by the compensation committee, calculated in accordance with generally accepted accounting principles in the United States of America, or GAAP. With respect to the revenue objective, the minimum threshold for a performance-based cash incentive payment under this metric was achievement of 94% of the

Company’s 2010 revenue objective. If the minimum threshold was not met, no performance-based cash incentive would be earned for the revenue objective. If the initial threshold of at least 94% of the 2010 revenue objective was achieved, there would be a payment of 25% of the revenue target performance-based cash incentive. For achievement above the minimum threshold, the performance-based cash incentive amount would increase linearly upon achievement of up to 104% of the 2010 revenue objective. Each executive could earn a performance-based cash incentive of up to 150% of his target performance-based cash incentive for an achievement of 104% or greater of the revenue objective.

For 2010, our actual achievement against each of our quarterly revenue objectives and related payout levels (shown as a percentage of quarterly revenue payout targets) were as follows: 100% achievement resulting in 100% payout in the first quarter, 103% achievement resulting in 135% payout in the second quarter, 105% achievement resulting in 150% payout in the third quarter and 105% achievement resulting in 150% payout in the fourth quarter.

Net Income Target: The Company’s 2010 non-GAAP net income objective as established by the compensation committee for executive compensation purposes was $0.6 million in the first quarter, $0.9 million in the second quarter, $1.0 million in the third quarter and $1.7 million in the fourth quarter. If the Company achieved 33% of the 2010 non-GAAP net income target in any quarter then the initial threshold would be met resulting in a payment of 50% of the non-GAAP net income target performance-based cash incentive. For achievement above the target threshold, then the performance-based cash incentive amount would increase linearly upon achievement of up to 133% of the 2010 non-GAAP net income target. Each executive officer could earn a performance-based cash incentive of up to 150% of the target performance-based cash incentive for an achievement of the maximum threshold or greater of the non-GAAP net income objective.

For 2010, our actual achievement against each of our quarterly non-GAAP net income targets and related payout levels (shown as a percentage of net income payout targets) were as follows: 163% achievement resulting in a 150% payout in the first quarter, 215% achievement resulting in a 150% payout in the second quarter, 254% achievement resulting in a 150% payout in the third quarter and 159% achievement resulting in a 150% payout in the fourth quarter.

Operating Cash Flow Target: The Company’s 2010 non-GAAP operating cash flow objective as established by the compensation committee for executive compensation purposes was $2.0 million in the first quarter, $2.0 million in the second quarter, $2.6 million in the third quarter and $3.2 million in the fourth quarter. If the Company achieved 33% of the 2010 non-GAAP operating cash flow target in any quarter then the initial threshold would be met resulting in a payment of 50% of the non-GAAP operating cash flow performance-based cash incentive. For achievement above the minimum threshold, the performance-based cash incentive amount would increase linearly upon achievement of up to 133% of the 2010 non-GAAP operating cash flow target. Each executive officer could earn a performance-based cash incentive of up to 150% of his target performance-based cash incentive for an achievement of the maximum threshold or greater of the non-GAAP operating cash flow objective.

For 2010, our actual achievement against each of our quarterly non-GAAP operating cash flow objectives and related payout levels (shown as a percentage of non-GAAP operating cash flow payout targets) were as follows: 237% achievement resulting in 150% payout in the first quarter, 228% achievement resulting in 150% payout in the second quarter, 176% achievement resulting in 150% payout in the third quarter and 139% achievement resulting in 150% payout in the fourth quarter.

The target and actual performance-based cash incentive amounts for 2010 for our named executive officers were as follows, based on the achievement against the financial metric component and individual performance component discussed above:

Named Executive Officer	Base Salary ($)	Target Performance- Based Cash Incentive ($)		Performance- Based Cash Incentive Actually Paid ($)				Annual Target as Percentage of Base Salary (%)		Performance- Based Cash Incentive Actually Paid as Percentage of Base Salary (%)
				Financial Metric ($)	Individual Performance ($)		Total Performance Based Cash Incentive Actually Paid ($)
Zachary Nelson	450,000	450,000		473,345	103,782		577,127	100		128
Evan Goldberg	375,000	187,500		197,227	41,602		238,829	50		64
James McGeever	300,000	200,000		210,375	42,626		253,001	67		84
Ronald Gill	242,500	75,000	(1)	84,376	51,658	(2)	136,034	60	(3)	56
James Ramsey	250,000	250,000		262,969	44,376		307,345	100		123

(1)	Mr. Gill’s maximum eligible performance-based cash incentive amount was prorated as of July 1, 2010, the effective date of his appointment to chief financial officer.

(2)	Includes $35,250 paid to Mr. Gill under the Company’s employee bonus plan for the first half of 2010, which represents 100% of his target bonus under that plan.

(3)	Mr. Gill’s annual target as a percentage of base salary has been annualized to take into account his July 1, 2010 start date under the 2010 Cash Incentive Plan.

For fiscal year 2010, our named executive officers achieved, on average, approximately 126% of their total target performance-based cash incentive opportunity.

Equity-based incentives. We believe that using stock based awards helps establish a corporate culture that supports strong long term corporate performance by encouraging our named executive officers to take a long-term outlook.

Our equity incentive plans have been established to provide certain of our named executive officers with incentives to help align their interests with the interests of our stockholders. Our compensation committee grants equity awards to named executive officers to enable them to participate in the long-term appreciation of our stock’s value, while reducing or eliminating the economic benefit of such awards in the event our stock does not perform well. Additionally, equity compensation provides an important retention tool for named executive officers to the extent that stock options and other equity awards are subject to vesting over an extended period of time and provide for only a limited exercise period following termination of employment.

The equity incentive component of our executive compensation program consists of stock options, restricted stock units and performance share unit awards. The compensation committee believes it is important to provide long-term retention that includes both a mix of stock options and stock awards, both to mitigate some of the risk of options during turbulent economic times and to be competitive with recent equity awards made by our Select Peer Group and other comparable high-growth technology companies with which we compete for talent. The compensation committee selected a general mix of approximately 1/3 stock options, 1/3 restricted stock units and 1/3 performance share units for the annual equity grants to our named executive officers in 2010, with a slight slant toward options for selected named executive officers. The compensation committee’s decision in allocating equity-based incentives among three different forms of equity is to provide a blended mix of incentives aligned with stockholders interests that will incentivize and retain the executives.

We use two methodologies to make external comparisons when we set the number of equity awards to be granted to each named executive officer. On an individual basis, we compare the fair value of the award to those made to executives within the Select Peer Group using a Black-Scholes valuation for equity awards that is generally consistent with ASC Topic 718 (formerly SFAS 123(R)) with certain adjustments, and the number of equity awards granted by position as a percentage of total common shares outstanding. We believe these comparisons provide important additional context for comparing the competitiveness of our equity-based compensation practices versus the market.

The value of the annual equity awards received by our named executive officers will be driven by our performance over time, our named executive officers’ ability to impact our results that drive stockholder value, their organization level, their potential to take on roles of increasing responsibility and competitive equity award levels for similar positions and organization levels in comparable companies.

In 2008 the compensation committee adopted a three year equity strategy for our named executive officers to bring their annual vesting values in line with those of their peers. The named executive officers were largely vested at the time of our initial public offering in December 2007 and the compensation committee determined that this three year equity strategy was necessary to retain the Company’s named executive officers and it was appropriate to spread this over a three year period rather than one large equity grant in 2008. For fiscal 2010, the compensation committee retained Compensia to review the competitive practices with respect to equity compensation at the Select Peer Group companies. The compensation committee together with Compensia also reviewed the performance of the Company relative to the Select Peer Group and also relative to the Company’s ERP competitors. Consistent with our three-year strategy, the desire to retain the members of the management team, the percentage of equity awards vested versus unvested, the tenure at the Company of the current management team and its importance to our continued success and the desire to create long-term equity incentives to further align management’s goals with stockholder’s interests, the compensation committee initially determined that it should continue to target the 75th percentile of our Select Peer Group. Following consultation with our chief executive officer and consideration of his recommendations for equity awards for the other named executive officers, the compensation committee determined to set the value of the fiscal 2010 equity awards for our named executive officers at a level in excess of the 75th percentile to ensure that they were effectively incentivized to achieve our long-term strategic and operational business objectives over the next three years. Accordingly, this decision also had the effect of positioning the total direct compensation of our named executive officers at a level that exceeded the 75th percentile of the total direct compensation of the executives in comparable positions at the companies in our Select Peer Group.

Stock Options

In general, named executive officers receive an initial stock option grant when they first join us and then receive an annual option award each year thereafter. The initial grant, with limited exceptions, vests over a four-year period with 25% vesting after one year of service and the remainder vesting ratably each month thereafter. The annual grant is generally granted in full at one time on an annual basis. These annual grants are generally subject to vesting based on the executive’s continued service with us but not subject to performance vesting criteria. Annual grants generally vest over a four-year period and vest ratably each month beginning one month following the vesting commencement date subject to continued service through each vesting date. All options are granted with an exercise price equal to the fair market value of the underlying stock on the date of grant.

The compensation committee believes that the size and terms of the initial option grant made to each named executive officer upon joining the Company should be primarily based on competitive conditions applicable to the named executive officer’s specific position. In addition, the compensation committee considers the number of options owned by other named executive officers in comparable positions within our Company using a blended model that considers options awarded as a percentage of shares outstanding and the aggregate value for each option grant.

Based on the factors described above, in 2010, we made the following annual option grants to our named executive officers:

Named Executive Officer	Options (#)(1)
Zachary Nelson	100,000
Evan Goldberg	60,000
James McGeever	75,000
Ronald Gill	45,000	(2)
James Ramsey	40,000

(1)	The number of annual option grants to our named executive officers remained unchanged from 2009, except for Mr. McGeever, whose option grant increased from 50,000 to 75,000 shares in connection with his promotion and appointment to chief operating officer.

(2)	Reflects an annual grant of 25,000 options to Mr. Gill in March 2010 and an additional grant of 20,000 options to Mr. Gill in August 2010 in connection with his promotion and appointment to chief financial officer.

Restricted Stock Units (RSUs)

It is the Company’s philosophy that an appropriate mix of equity awards is necessary to compete effectively in the current market. Therefore, new named executive officers will generally receive an initial restricted stock unit grant when they first join us and existing named executive officers will be eligible for an annual restricted stock unit grant as part of the annual review process. An initial new hire restricted stock unit grant, with limited exceptions, vests over a four-year period with 25% vesting after one year of service and the remainder vesting 1/16th on each three month anniversary thereafter subject to continued service through each vesting date. The annual restricted stock unit grant is generally granted in full at one time on an annual basis. These annual grants generally vest at a rate of 1/16th per quarter, subject to continued service with us.

Based on the factors described above, in 2010, we granted annual restricted stock units to our named executive officers as follows:

Named Executive Officer	RSU (#)(1)
Zachary Nelson	75,000
Evan Goldberg	60,000
James McGeever	75,000
Ronald Gill	45,000	(2)
James Ramsey	40,000

(1)	The number of RSUs made to our named executive officers remained unchanged from 2009, except for Mr. McGeever, whose RSU increased from 50,000 to 75,000 shares in connection with his promotion and appointment to chief operating officer.

(2)	Reflects an annual grant of 25,000 RSUs to Mr. Gill in March 2010 and an additional grant of 20,000 RSUs to Mr. Gill in August 2010 in connection with his promotion and appointment to chief financial officer.

Performance Share Units (PSUs)

In 2010, the compensation committee granted our named executive officers performance share units based upon its fundamental belief that performance should continue to be a significant factor in our overall equity compensation program. The size of the performance share unit awards in 2010 was determined based on a one-year performance cycle ending on December 31, 2010. The first 33.3% of the units subject to the awards immediately vested on the date of achievement of the performance goals as approved by the compensation committee (the achievement of which determines the final amount of shares subject to the award). The remaining 66.7% of the unvested units (as determined based on results from the one-year performance period) are subject to time-based annual cliff vesting over the following two years. For 2010, the performance share units were subject to a minimum threshold of 25% and had a maximum payout at 175%.

For 2010, the performance goals were allocated as follows: 60% of the shares were contingent on meeting 2010 revenue goals determined in accordance with GAAP (“Revenue Target”), 20% of the shares were contingent upon meeting 2010 goals for a non-GAAP measure of net income (“Net Income Target”) and 20% of the shares were contingent upon meeting 2010 goals for non-GAAP operating cash flow (“Cash Flow Target”). The specific target and thresholds for the PSUs are the same as for the performance-based cash incentives discussed above, except that the PSUs are measured on an annual rather than quarterly basis and the cap for the PSUs is 175% of target versus 150% of target for the performance-based cash incentives. As with the performance-based cash incentives discussed above, the compensation committee determined that it was in the best interests of the Company to amend the 2010 PSU performance goals to reduce the number of corporate financial metrics from five to three to drive performance of three key corporate financial metrics and better align officer incentives with stockholder interests in achieving long term stockholder value. PSU attainment levels and payout percentages for the named executive officers for 2010 would have been higher under the original 2010 PSU goals than they were under the revised 2010 PSU goals. Based on the levels of achievement of each of the performance targets, in February 2011, the compensation committee determined that 157% of the PSUs were earned by our named executive officers. Below is the actual attainment and payout percentages allocated to each performance target:

Performance Target	Target Allocation (%)	Attainment of Target (%)	Payout (%)
GAAP Revenue Target	60	145	87
Non-GAAP Net Income Target	20	175	35
Non-GAAP Cash Flow Target	20	175	35

Total			157

The target and actual PSU amounts earned by each of our named executive officers were as follows:

Named Executive Officer	2010 PSU Target Amount (#)(2)		2010 Actual PSU Achieved (#)(1)
Zachary Nelson	75,000		117,750
Evan Goldberg	60,000		94,200
James McGeever	75,000		117,750
Ronald Gill	45,000	(3)	70,650
James Ramsey	40,000		62,800

(1)	This column represents the total amount of PSUs earned by the named executive officers, as determined by the compensation committee in February 2011. One-third of the shares immediately vested and the remaining unvested shares will vest annually in equal installments over the next two years.

(2)	The number of PSUs made to our named executive officers remained unchanged from 2009, except for Mr. McGeever, whose PSU increased from 50,000 to 75,000 shares in connection with his promotion and appointment to chief operating officer.

(3)	Reflects an annual grant of 25,000 PSUs to Mr. Gill in March 2010 and an additional grant of 20,000 RSUs to Mr. Gill in August 2010 in connection with his promotion and appointment to chief financial officer.

Other Compensation Policies

Benefits. We provide the following benefits to our named executive officers, generally on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance;

•	a 401(k) plan (U.S.-based employees only);

•	an EAP or employee assistance program;

•	short- and long-term disability insurance and accidental death and dismemberment insurance; and

•	medical and dependant care flexible spending account (U.S.-based employees only).

We believe these benefits are generally consistent with those offered by companies with which we compete for employees.

Severance Compensation and Termination Protection. Based upon a review of comparable market data at the time the arrangement were entered into, the compensation committee approved severance and change of control agreements with each of our named executive officers. The compensation committee believes that severance agreements are necessary in order to provide competitive executive compensation packages. The compensation committee also believes that change of control vesting and severance benefits could serve to minimize the distraction caused by a potential transaction and reduce the risk that a named executive officer would depart the Company before a transaction is consummated. We believe that a pre-existing change of control plan will allow our executive officers to focus on continuing normal business operations and on the success of a potential business combination, rather than focusing on alternative employment. We also believe that providing similar change of control benefits to all of our named executive officers will provide an appropriate level of consistency among the named executive officers so that all of their interests would be aligned during a potential business combination. Severance payments and benefits are provided only upon termination of employment following a change of control of the Company so that a potential acquirer that wishes to retain a named executive officer during a transition period or over the long term would have an opportunity to do so.

Additional details regarding the severance payments and benefits payable to our named executive officers, including estimates of amounts payable upon termination of employment, are disclosed in the section titled “Severance and Change of Control Arrangements” contained in this proxy statement.

Equity Award Grant Policy. In 2008, our board of directors adopted an Equity Award Grant Policy that sets forth the material terms of option, restricted stock unit and performance stock unit awards under the 2007 Equity Incentive Plan. Under the policy, equity awards for new-hires are generally granted in the middle of the second month of each quarter, which is intended to follow our earnings announcements for the prior quarter. Under certain limited circumstances, our board of directors or compensation committee may approve grants that are exceptions to the policy. With respect to annual grants, in February 2010, the compensation committee adopted a new policy whereby annual grants would be made in the first quarter of the calendar year in order to align the annual grants with the determination of the prior years’ financial results and performance reviews.

Stock Ownership Guidelines. In March 2010, the compensation committee adopted new equity ownership guidelines for all of our directors and executive officers to help ensure that we maintain close alignment between the interests of our directors and named executive officers and those of our stockholders. Under the Company’s equity ownership guidelines, the Company’s chief executive officer is expected to own shares of the Company’s stock valued at three (3) times his annual base salary, and each other executive officer is expected to own shares of the Company’s stock valued at one (1) times his or her annual base salary. This guideline is subject to a five year pro-rated phase in period for newly appointed executive officers. At the end of fiscal 2010, all of the named executive officers were in compliance with the equity ownership guidelines.

Policy Against Short Sales, other Put-Equivalent Investment and Hedging Transactions. All of our directors, officers and employees are subject to our Insider Trading Compliance Policy. Our Insider Trading Compliance Policy prohibits, among other things, insiders from engaging in short-term or recurring speculative transactions in our securities, including (i) short sales, (ii) short-term trading, (iii) any short-term or speculative transaction whereby the insider could profit from a decline in our stock price, (iv) transactions involving publicly traded options or other derivatives, such as trade in puts or calls in our stock, and (v) hedging transactions.

Tax Considerations

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our chief executive officer and to certain other highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and performance-based cash incentive compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, gain upon exercise from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted options that we believe met those requirements. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee intends to consider tax deductibility under Rule 162(m) as a factor in compensation decisions.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (formerly known as SFAS 123(R)), for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards or a value vastly different than the value shown. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Risk Considerations

The compensation committee in cooperation with management reviewed our compensation programs and believes that the mix and design of the elements of such programs does not encourage management to assume excessive risks. Our programs have been balanced to focus on both short-term and long-term financial and operational performance. See the section titled “Board’s Role in Risk Oversight” above for an additional discussion of risk considerations.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.

The compensation committee held ten (10) meetings during 2010.

We, the compensation committee of the board of directors of NetSuite Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into NetSuite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

THE COMPENSATION COMMITTEE

Deborah Farrington (Chair)

Kevin Thompson

Edward Zander

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or compensation committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table provides information regarding the compensation of our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers during our year ended December 31, 2010. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation($)(3)		All Other Compensation ($)(4)		Total ($)
Zachary Nelson	2010	450,000	—	1,860,000	(5)	671,770	577,127		53,254	(6)	3,612,151
President, CEO and Director	2009	450,000	—	1,682,100	(7)	773,280	324,311		8,907	(8)	3,238,598
	2008	450,000	—	2,587,500	(9)	961,770	344,592		7,913	(10)	4,351,775

Evan Goldberg	2010	375,000	—	1,488,000	(11)	403,062	238,829		21,375	(12)	2,526,266
Chief Technology Officer and Chairman of the Board	2009	375,000	—	1,345,680	(13)	463,968	140,647		1,457	(14)	2,326,752
	2008	375,000	—	1,725,000	(15)	644,386	154,821		3,690	(16)	2,902,897

James McGeever	2010	300,000	—	1,860,000	(17)	503,828	253,001		34,485	(18)	2,951,314
Chief Operating Officer	2009	300,000	—	1,121,400	(19)	386,640	153,781		4,004	(20)	1,965,825
	2008	265,000	—	1,035,000	(21)	480,885	115,389		5,862	(22)	1,902,136

Ronald Gill	2010	242,500	—	1,294,400	(23)	348,711	136,034	(24)	17,418	(25)	2,039,063
Chief Financial Officer	2009	235,000	—	906,461	(26)	193,320	68,738	(24)	7,314	(27)	1,410,833
	2008	225,000	—	258,750	(28)	144,265	67,500	(24)	4,016	(29)	699,531

James Ramsey	2010	250,000	—	992,000	(30)	268,708	307,345		17,869	(31)	1,835,922
Senior Vice President, Worldwide Sales and Distribution	2009	200,000	—	897,120	(32)	309,312	154,719		4,530	(33)	1,565,681
	2008	157,500	—	862,500	(34)	240,443	156,141		5,340	(35)	1,421,924

(1)	The amounts shown in this column represent the grant date fair values for the restricted stock units and performance share units awarded in 2010, 2009 and 2008, respectively. The grant date fair value of the performance-based awards reflected in this column for 2010, 2009 and 2008 represents 100%, 68% and 100%, respectively of the total performance share unit, which was determined to be the probable outcome of the performance condition at the date of grant. Further information regarding the 2010 awards is included in the “Grants of Plan-Based Awards in Fiscal 2010” and “Outstanding Equity Awards at December 31, 2010” tables later in this proxy statement.

(2)	The amounts shown in this column represent the grant date fair values of the stock options awarded in 2010, 2009 and 2008, respectively. See Note 12 of the notes to our consolidated financial statements contained in our 2010 Annual Report on Form 10-K filed on March 3, 2011 for a discussion of all assumptions made by us in determining the values of equity awards.

(3)	The amounts in this column represent total performance-based cash incentives earned for services rendered during 2010, 2009 and 2008 for all named executive officers.

(4)	In 2010, the Company elected to pay-out all accrued but unpaid vacation time to certain employees, including its executive officers, as a result of a change in the Company’s vacation policy. Therefore, for 2010, this column includes a one-time vacation payout to our named executive officers.

(5)	Includes the grant date probable value of $930,000 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $1,627,500 and the actual value of the awards granted was $1,460,100.

(6)	Comprised of $46,083 one-time vacation payout, $1,785 of 401(k) matching, $990 of life insurance premiums, $435 for long-term disability premiums and $3,961 for employer matching in a health savings account.

(7)	Includes the grant date probable value of $680,850 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $1,752,188 and the actual value of the awards granted was $735,919.

(8)	Comprised of $3,476 of 401(k) matching, $990 of life insurance premiums, $661 for long-term disability premiums and $3,780 for employer matching in a health savings account.

(9)	Includes the grant date probable value of $1,293,750 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $1,423,125 and the actual value of the awards granted was $711,563.

(10)	Comprised of $3,570 of 401(k) matching, $180 of life insurance premiums, $563 for long-term disability premiums and $3,600 for employer matching in a health savings account.

(11)	Includes the grant date probable value of $744,000 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $1,302,000 and the actual value of the awards granted was $1,168,080.

(12)	Comprised of $18,930 one-time vacation payout, $1,785 of 401(k) matching and $660 of life insurance premiums.

(13)	Includes the grant date probable value of $544,680 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $1,401,750 and the actual value of the awards granted was $588,735.

(14)	Comprised of $797 of 401(k) matching and $660 of life insurance premiums.

(15)	Includes the grant date probable value of $862,500 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $948,750 and the actual value of the awards granted was $474,375.

(16)	Comprised of $3,570 of 401(k) matching and $120 of life insurance premiums.

(17)	Includes the grant date probable value of $930,000 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $1,627,500 and the actual value of the awards granted was $1,460,100.

(18)	Comprised of $29,856 one-time vacation payout, $1,785 of 401(k) matching, $1,800 for opting out of the Company’s medical plan, $660 of life insurance premiums and $384 for long-term disability premiums.

(19)	Includes the grant date probable value of $453,900 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $1,168,125 and the actual value of the awards granted was $490,613.

(20)	Comprised of $1,136 of 401(k) matching, $1,800 for opting out of the Company’s medical plan, $660 of life insurance premiums and $408 for long-term disability premiums.

(21)	Includes the grant date probable value of $517,500 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $569,250 and the actual value of the awards granted was $284,625.

(22)	Comprised of $3,570 of 401(k) matching, $1,800 for opting out of the Company’s medical plan, $120 of life insurance premiums and $372 for long-term disability premiums.

(23)	Includes the grant date probable value of $647,200 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $1,132,600 and the actual value of the awards granted was $1,016,104.

(24)	Effective July 1, 2010, Mr. Gill became our chief financial officer. Prior to July 1, 2010, Mr. Gill received $35,250, $68,738 and $67,500 in bonus payments for the years ended December 31, 2010, 2009 and 2008, respectively, under our employee cash incentive plan. As chief financial officer, Mr. Gill participated in our 2010 Cash Incentive Program and received $100,784 in the year ended December 31, 2010.

(25)	Comprised of $10,791 one-time vacation payout, $1,785 of 401(k) matching, $540 of life insurance premiums, $341 for long-term disability premiums and $3,961 for employer matching in a health savings account.

(26)	Includes the grant date probable value of $333,750 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $584,062 and the actual value of the awards granted was $245,306.

(27)	Comprised of $2,677 of 401(k) matching, $504 of life insurance premiums, $353 for long-term disability premiums and $3,780 for employer matching in a health savings account.

(28)	During the year ended December 31, 2008, Mr. Gill did not receive performance share units.

(29)	Comprised of $3,570 of 401(k) matching, $120 of life insurance premiums and $326 for long-term disability premiums.

(30)	Includes the grant date probable value of $496,000 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $868,000 and the actual value of the awards granted was $778,720.

(31)	Comprised of $13,082 one-time vacation payout, $486 of life insurance premiums, $340 for long-term disability premiums, and $3,961 for employer matching in a health savings account.

(32)	Includes the grant date probable value of $363,120 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $934,500 and the actual value of the awards granted was $392,490.

(33)	Comprised of $378 of life insurance premiums, $372 for long-term disability premiums, $3,780 for employer matching in a health savings account.

(34)	Includes the grant date probable value of $431,250 for performance share unit awards. The value of the maximum potential payout for such performance share unit awards was $474,375 and the actual value of the awards granted was $237,188.

(35)	Comprised of $108 of life insurance premiums, $236 for long-term disability premiums, $3,600 for employer matching in a health savings account and $1,396 for other non-cash sales incentives.

Grants of Plan-Based Awards in Fiscal 2010

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal 2010. For more information, please refer to the section titled “Executive Compensation—Compensation Discussion and Analysis.”

Name	Type	Grant Date	Comp. Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value/ Incremental Fair Value of Stock and Option Awards ($)(5)
				Threshold ($)	Target ($)	Maximum ($)		Threshold	Target	Maximum
Zachary Nelson	Option	3/03/10	3/03/10	—	—	—		—	—	—	—	100,000	12.40	671,770
	RSU	3/03/10	3/03/10	—	—	—		—	—	—	75,000	—	—	930,000
	PSU	3/03/10	3/03/10	—	—	—		18,750	75,000	131,250	—	—	—	930,000	(6)
	Bonus	N/A		84,375	450,000	618,750		—	—	—	—	—	—	—
Evan Goldberg	Option	3/03/10	3/03/10	—	—	—		—	—	—	—	60,000	12.40	403,062
	RSU	3/03/10	3/03/10	—	—	—		—	—	—	60,000	—	—	744,000
	PSU	3/03/10	3/03/10	—	—	—		15,000	60,000	105,000	—	—	—	744,000	(7)
	Bonus	N/A		35,156	187,500	257,813		—	—	—	—	—	—	—
James McGeever	Option	3/03/10	3/03/10	—	—	—		—	—	—	—	75,000	12.40	503,828
	RSU	3/03/10	3/03/10	—	—	—		—	—	—	75,000	—	—	930,000
	PSU	3/03/10	3/03/10	—	—	—		18,750	75,000	131,250	—	—	—	930,000	(8)
	Bonus	N/A		37,500	200,000	275,000		—	—	—	—	—	—	—
Ronald Gill	Option	3/03/10	3/03/10	—	—	—		—	—	—	—	25,000	12.40	167,943
	Option	8/15/10	8/13/10	—	—	—		—	—	—	—	20,000	16.86	180,768	(9)
	RSU	3/03/10	3/03/10	—	—	—		—	—	—	25,000	—	—	310,000	(9)
	RSU	8/15/10	8/13/10	—	—	—		—	—	—	20,000	—	—	337,200	(9)
	PSU	3/03/10	3/03/10	—	—	—		6,250	25,000	43,750	—	—	—	310,000	(9)
	PSU	8/15/10	8/13/10	—	—	—		5,000	20,000	35,000	—	—	—	337,200	(9)
	Bonus	N/A		14,063	75,000	138,375	(10)	—	—	—	—	—	—	—
James Ramsey	Option	3/03/10	3/03/10	—	—	—		—	—	—	—	40,000	12.40	268,708
	RSU	3/03/10	3/03/10	—	—	—		—	—	—	40,000	—	—	496,000
	PSU	3/03/10	3/03/10	—	—	—		10,000	40,000	70,000	—	—	—	496,000	(11)
	Bonus	N/A		46,875	250,000	343,750		—	—	—	—	—	—	—

(1)	Represents awards granted under our 2010 Cash Incentive Plan, which were earned based on performance in 2010. These columns show the awards that were possible at the threshold, target and maximum levels of performance. The column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table shows the actual awards earned in 2010 by our named executive officers under our 2010 Cash Incentive Plan.

(2)	Represents performance share unit awards, which were determined based on performance in fiscal year 2010. These columns show the awards that were possible at threshold, target and maximum levels of performance. Footnote 14 to the “Outstanding Equity Awards at December 31, 2010” table includes the actual amounts earned in fiscal year 2010 by our named executive officers. The grants were made from our 2007 Equity Incentive Plan.

(3)	This column represents awards of restricted stock units granted under our 2007 Equity Incentive Plan.

(4)	This column represents awards of stock options granted under our 2007 Equity Incentive Plan.

(5)	Amounts in this column represent the grant date fair value of stock options, restricted stock and performance share unit awards, calculated in accordance with FASB ASC Topic 718. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For restricted stock units and performance share units, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant by (y) the number of units awarded. Grant date fair value amounts for performance share unit awards are based on 100% of the total performance share unit, which was determined to be the probable outcome of the performance conditions at or near the date of grant.

(6)	The grant date fair value for the performance share units represents 100% of the total performance share unit, or 75,000 shares, which was determined to be the probable outcome of the performance conditions at or near the date of grant. In February 2011, the compensation committee determined that 157%, or 117,750 shares, of the grant was earned based on achievement of company goals.

(7)	The grant date fair value for the performance share units shown in the table represents 100% of the total performance share unit, or 60,000 shares, which was determined to be the probable outcome of the performance conditions at or near the date of grant. In February 2011, the compensation committee determined that 157%, or 94,200 shares, of the grant was earned based on achievement of company goals.

(8)	The grant date fair value for the performance share units shown in the table represents 100% of the total performance share unit, or 75,000 shares, which was determined to be the probable outcome of the performance conditions at or near the date of grant. In February 2011, the compensation committee determined that 157%, or 117,750 shares, of the grant was earned based on achievement of company goals.

(9)	In connection with Mr. Gill’s promotion to chief financial officer on July 1, 2010, Mr. Gill was awarded the following equity compensation: 20,000 options, 20,000 restricted stock and 20,000 performance share units. The grant date fair value for the performance share units shown in the table represents 100% of the total performance share unit, or 45,000 shares, which was determined to be the probable outcome of the performance conditions at or near the date of grant. In February 2011, the compensation committee determined that 157%, or 70,650 shares, of the grant was earned based on achievement of company goals.

(10)	Includes $35,250 paid to Mr. Gill under the employee cash incentive plan for performance during the first six months of 2010.

(11)	The grant date fair value for the performance share units shown in the table represents 100% of the total performance share unit, or 40,000 shares, which was determined to be the probable outcome of the performance conditions at or near the date of grant. In February 2011, the compensation committee determined that 157%, or 62,800 shares, of the grant was earned based on achievement of company goals.

Outstanding Equity Awards at December 31, 2010

The following table presents certain information concerning outstanding equity awards held by each of our named executive officers at December 31, 2010. Values in this table are calculated based on the closing price per share of our common stock on December 31, 2010, which was $25.00.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Zachary Nelson	02/26/03	19,783	(1)	—		1.40	02/26/2013
	01/28/04	114,507	(2)	—		1.50	01/28/2014
	12/30/05	100,000	(3)	—		5.00	12/30/2015
	06/28/07	125,001	(4)	—		12.40	06/28/2017
	08/15/08							32,812	(5)	820,300
	08/15/08							13,750	(6)	343,750
	06/19/09	61,500	(7)	41,000		10.62	06/19/2019
	06/19/09	41,500	(8)	41,500		10.62	06/19/2019
	08/15/09	33,333	(9)	66,667		13.35	08/15/2019
	08/15/09							51,562	(10)	1,289,050
	08/15/09							36,750	(11)	918,750
	03/03/10	18,750	(12)	81,250		12.40	03/03/2020
	03/03/10							60,937	(13)	1,523,425
	03/03/10										75,000	(14)	1,875,000

Evan Goldberg	02/26/03	109,200	(15)	—		1.40	02/26/2013
	01/28/04	891,147	(16)	—		1.50	01/28/2014
	12/30/05	100,000	(17)	—		5.00	12/30/2015
	06/28/07	125,000	(18)	—		12.40	06/28/2017
	12/12/07	93,750	(19)	—		14.50	12/12/2017
	12/19/07	23,438	(20)	7,812		26.00	12/19/2017
	08/15/08	39,083	(21)	27,917		17.25	08/15/2018
	08/15/08							21,875	(5)	546,875
	08/15/08							9,166	(6)	229,150
	08/15/09	20,000	(9)	40,000		13.35	08/15/2019
	08/15/09							41,250	(10)	1,031,250
	08/15/09							29,400	(22)	735,000
	03/03/10	11,250	(12)	48,750		12.40	03/03/2020
	03/03/10							48,750	(13)	1,218,750
	03/03/10										60,000	(14)	1,500,000

James McGeever	02/26/03	2,531	(23)	—		0.60	02/26/2013
	12/30/05	67,500	(24)	—		5.00	12/30/2015
	06/28/07	50,000	(23)	—		12.40	06/28/2017
	08/15/08							13,125	(5)	328,125
	08/15/08							5,500	(6)	137,500
	06/19/09	24,601	(7)	16,399		10.62	06/19/2019
	06/19/09	20,751	(8)	20,749		10.62	06/19/2019
	08/15/09	16,667	(9)	33,333		13.35	08/15/2019
	08/15/09							34,375	(10)	859,375
	08/15/09							24,501	(25)	612,525
	03/03/10	14,063	(12)	60,937		12.40	03/03/2020
	03/03/10							60,937	(13)	1,523,425
	03/03/10										75,000	(14)	1,875,000

Ronald Gill	08/15/08							6,562	(5)	164,050
	06/19/09							8,751	(26)	218,775
	08/15/09							17,187	(10)	429,675
	08/15/09							12,251	(27)	306,275
	08/15/09	8,333	(9)	16,667		13.35	08/15/2019
	03/03/10	4,688	(12)	20,312		12.40	03/03/2020
	03/03/10							20,312	(13)	507,800
	03/03/10										25,000	(14)	625,000
	08/15/10	1,667	(28)	18,333		16.86	08/15/2020
	08/15/10							18,750	(29)	468,750
	08/15/10										20,000	(14)	500,000

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James Ramsey	01/28/04	8,047	(23)	—		0.70	01/28/2014
	05/17/05	10,692	(23)	—		1.00	05/17/2015
	12/30/05	23,437	(30)	—		5.00	12/30/2015
	06/28/07	37,500	(23)	—		12.40	06/28/2017
	12/12/07	2,489	(23)	—		14.50	12/12/2017
	08/15/08							10,937	(5)	273,425
	08/15/08							4,583	(6)	114,575
	06/19/09	17,136	(7)	11,424		10.62	06/19/2019
	06/19/09	10,375	(8)	10,375		10.62	06/19/2019
	08/15/09	13,333	(9)	26,667		13.35	08/15/2019
	08/15/09							27,500	(10)	687,500
	08/15/09							19,601	(31)	490,025
	03/03/10	7,500	(12)	32,500		12.40	03/03/2020
	03/03/10							32,500	(13)	812,500
	03/03/10										40,000	(14)	1,000,000

(1)	The shares subject to these options have fully vested. Pursuant to the terms of an amendment to the applicable stock option agreement, on December 3, 2007, Mr. Nelson voluntarily agreed to increase the exercise price for each unexercised share underlying this option from $0.60 to $1.40. As a result of this modification, the unexercised portion of the option ceased to be subject to variable accounting.

(2)	The shares subject to these options have fully vested. Pursuant to the terms of an amendment to the applicable stock option agreement, on December 3, 2007, Mr. Nelson voluntarily agreed to increase the exercise price for each unexercised share underlying this option from $0.70 to $1.50. As a result of this modification, the unexercised portion of the option ceased to be subject to variable accounting.

(3)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96th of the shares of the underlying common stock. As of December 31, 2010, 62,500 shares were fully vested and 37,500 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(4)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2010, 109,373 shares were fully vested and 15,628 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(5)	This is a restricted stock unit. The restricted stock units vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on August 15, 2012.

(6)	This is a performance share unit. This award has a three-year vesting with 33.3% vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us. These shares fully vested on February 15, 2011.

(7)	These options vest in ten (10) equal quarterly installments beginning on August 20, 2009, subject to continued service with us. These options were issued in connection with our option exchange program in 2009. Vesting schedules for options received in the option exchange program were based on the remaining vesting period on the original grants.

(8)	These options vest in twelve (12) equal quarterly installments beginning on August 20, 2009 subject to continued service with us. These options were issued in connection with our option exchange program in 2009. Vesting schedules for options received in the option exchange program were based on the remaining vesting period on the original grants.

(9)	These options vest in forty-eight (48) equal monthly installments beginning on September 15, 2009 subject to continued service with us.

(10)	This is a restricted stock unit. The restricted stock units vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on August 15, 2013.

(11)	This is a performance share unit. This award has a three-year vesting with 33.3% vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us. Of these shares, 18,375 shares vested on February 15, 2011 and assuming continued service with us, 18,375 shares are scheduled to vest on February 15, 2012.

(12)	These options vest in forty-eight (48) equal monthly installments beginning on April 3, 2010 subject to continued service with us.

(13)	This is a restricted stock unit. The restricted stock units vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on March 3, 2014.

(14)	These amounts represent 100% of the performance share units. These awards have three-year vesting with 33.3% vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us. On February 10, 2011, the compensation committee determined that 157% of the grant was earned based upon the achievement of the company performance goals. Actual award amounts earned were 117,750, 94,200, 117,750, 70,650 and 62,800 shares for each of Messrs. Nelson, Goldberg, McGeever, Gill and Ramsey, respectively.

(15)	The shares subject to these options have fully vested. Pursuant to the terms of an amendment to the applicable stock option agreement, on December 3, 2007, Mr. Goldberg voluntarily agreed to increase the exercise price for each unexercised share underlying this option from $0.60 to $1.40. As a result of this modification, the unexercised portion of the option ceased to be subject to variable accounting.

(16)	The shares subject to these options have fully vested. Pursuant to the terms of an amendment to the applicable stock option agreement, on December 3, 2007, Mr. Goldberg voluntarily agreed to increase the exercise price for each unexercised share underlying this option from $0.70 to $1.50. As a result of this modification, the unexercised portion of the option ceased to be subject to variable accounting.

(17)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96th of the shares of the underlying common stock. As of December 31, 2010, 62,500 shares were fully vested and 37,500 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(18)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2010, 112,603 shares were fully vested and 12,397 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(19)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/48th of the shares of the underlying common stock. As of December 31, 2010, 70,313 shares were fully vested and 23,437 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(20)	These options vest in thirty-six (36) equal monthly installments beginning on January 19, 2009, subject to continued service with us.

(21)	These options vest in forty-eight (48) equal monthly installments beginning on August 1, 2008, subject to continued service with us.

(22)	This is a performance share unit. This award has a three-year vesting with 33.3% vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us. Of these shares, 14,700 shares vested on February 15, 2011 and assuming continued service with us, 14,700 shares are scheduled to vest on February 15, 2012.

(23)	The shares subject to these options have fully vested.

(24)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96th of the shares of the underlying common stock. As of December 31, 2010, 42,188 shares were fully vested and 25,312 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(25)	This is a performance share unit. This award has a three-year vesting with 33.3% vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us. Of these shares, 12,500 shares vested on February 15, 2011 and assuming continued service with us, 12,501 shares are scheduled to vest on February 15, 2012.

(26)	This is a restricted stock unit. The restricted stock units vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on June 19, 2013.

(27)	This is a performance share unit. This award has a three-year vesting with 33.3% vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us. Of these shares, 6,125 shares vested on February 15, 2011 and assuming continued service with us, 6,126 shares are scheduled to vest on February 15, 2012.

(28)	These options vest in forty-eight (48) equal monthly installments beginning on September 15, 2010, subject to continued service with us. (29) This is a restricted stock unit. The restricted stock unit vests in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on August 15, 2014.

(30)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96th of the shares of the underlying common stock. As of December 31, 2010, 15,807 shares were fully vested and 9,193 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(31)	This is a performance share unit. This award has a three-year vesting with 33.3% vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us. Of these shares, 9,800 shares vested on February 15, 2011 and assuming continued service with us, 9,801 shares are scheduled to vest on February 15, 2012.

Option Exercises and Restricted Stock Vesting During 2010

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during fiscal 2010 by each of the named executive officers. The value realized on exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options. The value realized on vesting of stock awards is calculated based on the closing market price of our common stock on the vesting date of the restricted stock unit or performance share unit, as applicable.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Zachary Nelson	—	—	83,688	1,326,810
Evan Goldberg	26,000	617,510	62,617	996,178
James McGeever	—	—	51,812	850,414
Ronald Gill	—	—	31,229	531,668
James Ramsey	—	—	38,132	609,721

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

Severance and Change of Control Arrangements

We entered into severance and change of control agreements that require specific payments and benefits to be provided to our named executive officers in the event of termination of employment. Pursuant to the severance and change of control agreements, upon an executive’s termination by us (other than for Cause or upon the executive’s death or disability), not in connection with a change of control, then subject to the executive executing a separation agreement and release of claims and such agreement becoming effective, the executive would be entitled to the following severance benefits, subject to the executive’s continued compliance with covenants under the agreement:

•	continuing payments of base salary for 12 months from the date of such termination;

•	a pro-rated amount of the executive’s target performance-based cash incentive for the year of termination based on the period of time the executive had been employed during the year of termination;

•

accelerated vesting for the executive’s outstanding equity awards in an amount equal to the portion of the award that would have otherwise vested during the 12-month period following such termination as if the executive had remained employed by us through such date and with respect to equity awards, the executive will have up to 12 months following the date of such termination to exercise any outstanding stock options, stock appreciation rights or similar equity awards;

•	outplacement services for up to 12 months following such termination; and

•	health care premiums for medical, dental and vision benefits for the executive and his or her eligible dependents for up to 12 months following such termination.

Pursuant to the severance and change of control agreements, upon an executive’s termination by us (other than for Cause, or the executive’s death or disability) or upon the executive’s resignation from such employment for Good Reason, in either case in connection with a change of control (during the period commencing three months prior to and ending 12 months after the change in control), then subject to the executive executing a separation agreement and release of claims and such agreement becoming effective, the executive would be entitled to the following severance:

•	a lump sum payment of 12 months of base salary;

•	a lump sum amount equal to the executive’s target performance-based cash incentive for the year of termination, or, if greater, as in effect immediately prior to the change of control;

•

accelerated vesting as to 100% of the executive’s outstanding equity awards and the executive will have up to 12 months following the date of such termination to exercise any outstanding stock options, stock appreciation rights or similar equity awards;

•	outplacement services for up to 12 months following such termination; and

•	health care premiums for medical, dental and vision benefits for the executive and his or her eligible dependents for up to 12 months following such termination.

In the event any payment to Messrs. Nelson, Goldberg, or McGeever is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), such officer will be entitled to receive an additional cash payment from us equal to the sum of the excise tax and all cumulative income taxes relating to the cash payment. In the event any payment to Mr. Gill or Mr. Ramsey would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under

Section 280G of the Internal Revenue Code), Mr. Gill or Mr. Ramsey, as applicable, will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means us paying him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Internal Revenue Code.

Under the change of control agreements, the following definitions are used:

“Cause” means:

(i)	executive’s failure to devote sufficient time and effort to the performance of his or her duties;

(ii)	executive’s continued failure to perform his or her employment duties;

(iii)	executive’s repeated unexplained or unjustified absences from the Company;

(iv)	executive’s material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company;

(v)	executive’s refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company;

(vi)	executive’s commission of any act of fraud with respect to the company; or

(vii)	executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Company or the board of directors of the Company.

The Company may not terminate the employment of an executive under clause (i), (ii), or (iii) above unless the Company (1) provides executive with a written notice that specifically sets forth the factual basis to support the Company’s right to terminate executive’s employment under clause (i), (ii), or (iii) above, and (2) permits executive to cure such failure, to the Company’s satisfaction, within 10 business days after receiving such notice.

“Change of Control” means the occurrence of any of the following:

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except Tako Ventures, LLC, or an affiliate of Tako Ventures, LLC (although not reflected in the terms of the agreement themselves, Tako Ventures, LLC, which is affiliated with Larry Ellison, transferred shares of our common stock into NetSuite Restricted Holdings LLC prior to our initial public offering), that becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by, or more than 50% of the fair value of, the Company’s then outstanding voting securities; provided, however, that for purposes of this subsection (d), the acquisition of additional securities by any one person, who is considered to own more than 50% of the total voting power of the securities of the Company shall not be considered a Change of Control; or

(ii)	Any action or event occurring within a one-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of the Company as of the date the agreement was entered into, or (B) are elected, or nominated for election, to the board of directors with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)	The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity, including any parent holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv)	A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iv), a transfer of assets by the Company to any of the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (3). For purposes of this subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Code Section 409A(a)(2)(A)(v) shall be not be considered a Change of Control for purposes of the change of control and severance agreements.

“Good Reason” means executive’s resignation within thirty (30) days following the expiration of any company cure period following the occurrence of one or more of the following, without the executive’s written consent:

(i)	the significant reduction of executive’s duties, authority, responsibilities, job title or reporting relationships relative to executive’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to executive of such reduced duties, authority, responsibilities, job title, or reporting relationships; provided, however, that a reduction in position or responsibilities solely by virtue of a Change of Control shall not constitute “Good Reason”;

(ii)	a reduction of more than five percent of executive’s base salary in any one year;

(iii)	a reduction by more than ten percent of executive’s total target annual cash compensation in any one year (which consists of executive’s base salary plus target performance-based cash incentive compensation);

(iv)	the material change in the geographic location at which executive must perform services (for these purposes, the relocation of executive to a facility that is more than twenty-five (25) miles from executive’s current employment location will be considered material);

(v)	the failure of the Company to obtain assumption of the severance and change of control agreement by any successor; and

(vi)	the breach by the Company of a material provision of the severance and change of control agreement. For purposes of clause (i), executive’s duties, authority, responsibilities, job title and reporting relationships will be deemed to have been significantly reduced if executive does not (a) hold at least the same title and position (including responsibility over at least the same functional areas as prior to the change of control) with the Company business or the business with which such business is operationally merged or subsumed (as, for example, where the President and Chief Executive Officer of the Company remains the President and Chief Executive Officer of the Company following a Change of Control where the Company becomes a wholly owned but separate operating subsidiary of the acquirer, but is not made the President and Chief Executive Officer of the acquiring corporation), or (b) remain a member of the executive officer management staff of the Company business or the business with which such business is operationally merged or subsumed. Executive cannot resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Potential Payment upon Termination

The table below outlines the potential payments and benefits payable to each named executive officer in the event of termination not in connection with a change of control (“Change in Control”) or following a Change in Control as if such termination event had occurred on December 31, 2010.

Triggering Event	Salary ($)	Bonus(1) ($)	Accelerated Stock Options(2) ($)	Accelerated Restricted Stock ($)	Accelerated Performance Awards(3) ($)	Health Care Benefits ($)	Outplacement Benefits ($)	280G Gross-Up Payments ($)	Total ($)
Zachary Nelson
Termination Without Cause Not in Connection with a Change in Control(4)	450,000	450,000	2,040,594	1,406,250	1,784,375	13,882	15,000	—	6,160,101
Termination Without Cause or Constructive Termination after a Change in Control(5)	450,000	450,000	3,933,683	3,632,775	4,206,250	13,882	15,000	2,431,065	15,132,655

Evan Goldberg
Termination Without Cause Not in Connection with a Change in Control(6)	375,000	187,500	1,145,853	1,062,500	1,381,650	17,260	15,000	—	4,184,763
Termination Without Cause or Constructive Termination after a Change in Control(7)	375,000	187,500	2,448,897	2,796,875	3,319,150	17,260	15,000	1,994,186	11,153,868

James McGeever
Termination Without Cause Not in Connection with a Change in Control(8)	300,000	200,000	985,351	968,750	1,425,000	—	15,000	—	3,894,101
Termination Without Cause or Constructive Termination after a Change in Control(9)	300,000	200,000	2,196,564	2,710,925	3,693,775	—	15,000	2,421,500	11,537,764

Ronald Gill
Termination Without Cause Not in Connection with a Change in Control(10)	250,000	150,000	192,263	718,775	741,875	13,882	15,000	—	2,081,795
Termination Without Cause or Constructive Termination after a Change in Control(11)	250,000	150,000	599,332	1,789,050	2,072,525	13,882	15,000	—	4,889,789

James Ramsey
Termination Without Cause Not in Connection with a Change in Control(12)	250,000	250,000	567,764	656,250	882,908	13,882	15,000	—	2,635,804
Termination Without Cause or Constructive Termination after a Change in Control(13)	250,000	250,000	1,217,500	1,773,425	2,174,600	13,882	15,000	—	5,694,407

(1)	In the event of a termination without Cause and not in connection with a Change of Control, performance-based cash incentive is calculated as a pro rata amount based on elapsed time in the current bonus period. The performance-based cash incentive amount shown assumes 100% of the target performance-based cash incentive under the 2010 Cash Incentive Program. Actual 2010 performance-based cash incentives earned by each named executive officer are reported in the Summary Compensation Table.

(2)	Amount reflects the difference between the closing sales price of a share of our common stock on December 31, 2010 ($25.00) and the per share exercise price for the option.

(3)	Amount shown is based on 157% of the target of the March 2010 performance share unit award amount as approved by the compensation committee on February 10, 2011.

(4)	As of December 31, 2010, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 146,795 option awards, 56,250 restricted stock units and 71,375 performance share units.

(5)	As of December 31, 2010, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change in Control: 283,545 option awards, 145,311 restricted stock units and 168,250 performance share units.

(6)	As of December 31, 2010, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 102,896 option awards, 42,500 restricted stock units and 55,266 performance share units.

(7)	As of December 31, 2010, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 197,813 option awards, 111,875 restricted stock units and 132,766 performance share units.

(8)	As of December 31, 2010, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 69,919 option awards, 38,750 shares of restricted stock and 57,000 performance share units.

(9)	As of December 31, 2010, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 156,730 option awards, 108,437 shares of restricted stock and 147,751 performance share units.

(10)	As of December 31, 2010, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 17,500 option awards, 28,751 restricted stock units and 29,675 performance share units.

(11)	As of December 31, 2010, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 55,312 option awards, 71,562 restricted stock units and 82,901 performance share units.

(12)	As of December 31, 2010, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 41,417 option awards, 26,250 restricted stock units and 35,316 performance share units.

(13)	As of December 31, 2010, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 90,159 option awards, 70,937 restricted stock units and 86,984 performance share units.

DIRECTOR COMPENSATION

It is the general policy of the board of directors that compensation for non-employee directors should be a mix of cash and equity-based compensation. We also have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings or attendance at director education programs. Other than as provided below, there were no other arrangements pursuant to which any director was compensated during the year ended December 31, 2010 for service as a director. We do not provide any retirement benefits or other perquisites to our directors.

Cash Compensation

During 2010, our non-employee directors were paid an annual cash retainer for serving on the board, plus additional cash retainers based on their committee service and service as the lead independent director. These annual retainers, which are paid quarterly in advance, are:

Position	Annual Retainer
Board Member	$40,000
Lead Independent Director	$15,000
Audit Committee Chair	$20,000
Audit Committee Member (non-chair)	$10,000
Compensation Committee Chair	$10,000
Compensation Committee Member (non-chair)	$5,000
Nominating & Governance Committee Chair	$8,500
Nominating & Governance Committee Member (non-chair)	$3,000

For the first full year of service, the annual cash compensation paid to our independent directors shall be pro rated based on the number of months served up until the first annual meeting after their service commences.

In addition to the annual cash retainers, each board member will receive an additional meeting fee for board and committee meetings only to the extent that such board or committee meetings exceed certain thresholds. Those thresholds and per meeting fee amounts are as follows:

Type of Meeting	Meeting Fee	Threshold
Board of Directors	$1,500	Exceeds 10 meetings per calendar year
Audit Committee	$1,000	Exceeds 10 meetings per calendar year
Compensation Committee	$1,000	Exceeds 6 meetings per calendar year
Nominating and Governance Committee	$1,000	Exceeds 6 meetings per calendar year

Neither of our employee-directors received compensation during 2010 for service as a member of our board.

Equity Compensation

Under our Equity Award Grant Policy, eligible non-employee directors receive a series of automatic option grants and restricted stock unit awards over their period of board service. Those automatic option grants and restricted stock awards are as follows:

Initial Grant. At the time of his or her initial election or appointment to the board, each new non-employee board member shall receive an option grant to purchase shares of our common stock with a Black-Scholes value equal to approximately $125,000 and a restricted stock award with a value equal to approximately $125,000 on or about the date such person becomes a non-employee director. The shares subject to the initial option award vest over a four year period as follows: 25% of those option shares vest upon the optionee’s completion of one year of board service measured from the grant date of that option, and 1/48th shall vest in equal monthly installments over the following three years, subject to the director’s continued service on the board.

Annual Grant. Each year thereafter on the date of our annual stockholders meeting, each non-employee director (if such non-employee director served on the board for at least six months preceding the annual meeting) will receive an annual stock option award to purchase shares of our common stock with a Black-Scholes value equal to approximately $75,000 and a restricted stock award with a value equal to approximately $75,000 as of the date of the grant. The shares subject to the annual option award will vest quarterly over a one-year period with the first installment vesting on the three month anniversary of the date of grant, subject to the director’s continued service on the board. The restricted stock unit award will vest 100% on the earlier of (i) the date of the next annual meeting following the date of grant or (ii) December 31 of the calendar year following the calendar year in which the grant occurs; provided, however, that any unvested shares under the restricted stock award will be subject to forfeiture and automatically transferred back to the Company should the optionee cease board service prior to vesting in those shares.

Each option grant shall have an exercise price equal to the fair market value per share of our common stock on the grant date and a maximum term of ten years. In the event of a change of control, the remaining unvested options and restricted stock awards granted to our non-employee directors shall vest 100%.

The Equity Award Grant Policy also provides that non-employee directors are eligible to receive discretionary awards in addition to those covered by the automatic grant program. The board or its applicable committee retains the authority to revise the Equity Award Grant Policy as it deems appropriate from time to time.

Stock Ownership Guidelines. In March 2010 our board of directors adopted Equity Ownership Guidelines for our non-employee directors. Under the Company’s equity ownership guidelines, each non-employee director is expected to own shares of the Company’s stock valued at three (3) times his or her annual cash retainer fee for service on the Board. This guideline is subject to a five year pro-rated phase in period. At the end of fiscal 2010, all of the non-employee directors were in compliance with the equity ownership guidelines.

2010 Director Compensation

The following table sets forth the annual director compensation paid or accrued by us to individuals who were non-employee directors during any part of 2010. The table excludes Messrs. Nelson and Goldberg, who are named executive officers and who did not receive any compensation from us in their roles as directors in 2010.

Non-Employee Director Compensation For the Year Ended December 31, 2010

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Total ($)
William Beane III	40,000	75,011	74,949	189,960
Deborah Farrington(4)	82,000	75,011	74,949	231,960
Catherine R. Kinney	58,500	75,011	74,949	208,460
Kevin Thompson	69,000	75,011	74,949	218,960
Edward Zander	52,000	75,011	74,949	201,960

(1)	Non-employee directors are paid director fees on a quarterly basis prior to the start of each quarter. As a result, this table includes fees for services provided in the first quarter of fiscal year 2010 that were paid in December 2009 (prior to the beginning of our 2010 fiscal year) but does not include fees paid in December 2010 (during our 2010 fiscal year) for services provided during the first quarter of fiscal year 2011.

(2)	Below is a breakdown of the fees earned in cash for the year ended December 31, 2010 for each of the directors set forth above:

Name	Annual Board Retainer ($)	Audit Committee Retainer ($)	Comp Committee Retainer ($)	Nom & Gov Committee Retainer ($)	Lead Independent Director Retainer ($)	Per Meeting Fees ($)	Total ($)
William Beane III	40,000	—	—	—	—	—	40,000
Deborah Farrington(4)	40,000	10,000	10,000	3,000	15,000	4,000	82,000
Catherine R. Kinney	40,000	10,000	—	8,500	—	—	58,500
Kevin Thompson	40,000	20,000	5,000	—	—	4,000	69,000
Edward Zander	40,000	—	5,000	3,000	—	4,000	52,000

(3)	Amounts shown do not reflect compensation actually received by directors. Instead, the value reported above in the “Stock Awards” and “Option Awards” columns represents the dollar amounts of the aggregate grant date fair value of directors’ option awards and restricted stock awards granted in 2010 calculated in accordance with SEC rules.

(4)	Per an instruction from Deborah Farrington, the Company distributes one-half of Ms. Farrington’s director compensation, including fees earned in cash and equity awards, to StarVest Partners, L.P. Please refer to footnote 4 of the section titled “Security Ownership Of Certain Beneficial Owners And Management And Related Stockholder Matters” for Ms. Farrington’s beneficial ownership interest with StarVest Partners, L.P. and its affiliates.

Additional Information With Respect to Director Equity Awards

Name	Grant Date	Option Awards Outstanding Granted Prior to 2010(#)(1)	Stock Awards Granted During 2010 (#)(2)	Option Awards Granted During 2010 (#)(1)	Grant Date Fair Value of Stock and Option Awards Granted in 2010($)(3)
William Beane III	1/2/07	20,000	—	—
	12/13/07	9,623	—	—
	12/19/07	2,895	—	—
	5/29/08	4,107	—	—
	5/19/09	6,756	—	—
	5/27/10	—	5,220	—	75,011
	5/27/10	—	—	9,669	74,949

	Total:	43,381	5,220	9,669	149,960

Deborah Farrington	12/13/07	25,897	—	—
	12/19/07	8,132	—	—
	5/29/08	4,107	—	—
	5/19/09	6,756	—	—
	5/27/10	—	5,220	—	75,011
	5/27/10	—	—	9,669	74,949

	Total:	44,892	5,220	9,669	149,960

Catherine R. Kinney	03/27/09	30,000	—	—
	5/27/10	—	5,220	—	75,011
	5/27/10	—	—	9,669	74,949

	Total:	30,000	5,220	9,669	149,960

Kevin Thompson	11/21/06	833	—	—
	12/13/07	10,897	—	—
	12/19/07	3,132	—	—
	5/29/08	4,107	—	—
	5/27/10	—	5,220	—	75,011
	5/27/10	—	—	9,669	74,949

	Total:	18,969	5,220	9,669	149,960

Edward Zander	06/17/09	30,000	—	—
	5/27/10	—	5,220	—	75,011
	5/27/10	—	—	9,669	74,949

	Total:	30,000	5,220	9,669	149,960

(1)	Includes both vested and unvested options to purchase our common stock.

(2)	Includes both vested and unvested restricted stock awards.

(3)	Amounts in this column represent the grant date fair value of stock options and restricted stock awards. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For restricted stock awards, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant less the per share purchase price by (y) the number of shares awarded.

2011 Board Compensation

In March 2011, the board of directors approved changes to the compensation of our non-employee directors. The changes reflect an increase to the annual retainers for the chairperson and members of our board committees. All other elements of director compensation, including meeting fees and equity compensation, remained the same. The increases were effective as of January 1, 2011. The following table shows the changes:

Position	2010 Annual Retainer	2011 Annual Retainer
Board Member	$40,000	$40,000
Lead Independent Director	$15,000	$15,000
Audit Committee Chair	$20,000	$22,000
Audit Committee Member (non-chair)	$10,000	$12,000
Compensation Committee Chair	$10,000	$15,000
Compensation Committee Member (non-chair)	$5,000	$8,000
Nominating & Governance Committee Chair	$8,500	$12,000
Nominating & Governance Committee Member (non-chair)	$3,000	$4,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions with Executive Officers and Directors

In July 2004, the Company entered into a License Agreement with the Oakland Athletics (the “Athletics”) with a term of 41 months. The agreement provided for an upfront payment to the Company of $50,000 by the Athletics for the use of its on-demand application services through November 2007. In December 2006, the Company entered into a three-year partnership agreement with the Athletics. Under the terms of the agreement, the Company paid the Athletics $375,000 over the three-year term of the agreement for certain sponsorship benefits. This agreement also extended the Athletics’ right to use the Company’s on-demand application services through December 2009 for no additional consideration from the Athletics. In April 2008, the Company entered into a supplemental sponsorship agreement with the Athletics. Under the terms of the supplemental sponsorship agreement, the Company will pay the Athletics $429,000 over the three year term of the agreement for certain sponsorship benefits. In April 2009, the Company entered into an amendment of its sponsorship agreement under which the Company agreed to purchase additional in-stadium signage for $50,000 per year through 2011. In December 2009, the Company entered into another amendment to the sponsorship agreement to extend the term of certain in-stadium signage for $157,000 per year for three years starting in January 2010. The amendment also extended the Athletics’ right to use the Company’s on-demand application services through the term of this agreement. In April 2011, the Company entered into another amendment to the sponsorship agreement. Under the terms of the amendment, the Company will pay the Athletics $472,500 over the three year term of the agreement to extend certain sponsorship benefits through 2013. Total payments to the Athletics have been $420,000, $282,000 and $385,000 during 2010, 2009 and 2008, respectively. William Beane III, the General Manager of the Athletics, became a member of the Company’s board of directors in January 2007.

In August 2004, the Company entered into a license agreement with Fieldglass Inc. (“Fieldglass”). A member of the Company’s board of directors, Deborah Farrington, was a member of the board of directors of Fieldglass through October 2010 . The Company and Fieldglass have renewed the licensing agreement and the Company has sold to Fieldglass additional services at various points in time. Under the terms of the agreement, Fieldglass paid the Company $128,000, $196,000 and $9,000 in 2010, 2009 and 2008, respectively, for the use of its services.

In March 2005, the Company entered into a business agreement with Perquest Inc. A member of the Company’s board of directors, Deborah Farrington, became a member of the board of directors of Perquest following the commencement of this business agreement. Under the business agreement, Perquest became the exclusive backend payroll service provider for the Company’s customers located in the United States. Additionally, Perquest’s payroll and tax service application would be accessible to, and available for use by, the Company’s customers through the NetSuite application. Under the terms of the agreement, the Company recognized revenues of $565,000 and $438,000 in 2008 and 2007, respectively, and recognized costs of $384,000 and $346,000 in 2008 and 2007, respectively. In November 2008, the Company purchased software from Perquest that had previously been licensed under the March 2005 agreement for $150,000. The purchase price included a $39,000 cash payment to Perquest with the remainder applied against a $111,000 receivable due to NetSuite from Perquest. Under the 2008 purchase agreement the Company recognized revenues of $693,000 and $615,000 and costs of $252,000 and $236,000 during 2010 and 2009, respectively.

In August 2006, the Company entered into a license agreement with SolarWinds, Inc. (“SolarWinds”). A member of the Company’s board of directors, Kevin Thompson, is the President and Chief Executive Officer of SolarWinds. The Company and SolarWinds have renewed the licensing agreement and the Company has sold to SolarWinds additional services at various points in time. In March 2009, SolarWinds entered into a two year renewal of the license agreement and purchased additional professional services for which SolarWinds will pay the Company $957,000 in the aggregate. Under the terms of the agreement, SolarWinds paid the Company $500,000, $622,000 and $538,000 in 2010, 2009 and 2008, respectively, for the use of its services.

In August 2006, the Company entered into a license agreement with a division of MetLife, Inc. (“MetLife”). A member of the Company’s Board of Directors, Catherine R. Kinney, became a member of MetLife’s board in April 2009. Under the terms of the license agreement, MetLife paid the Company $67,000, $48,000 and $356,000 in 2010, 2009 and 2008, respectively, for the use of its services.

In September 2007, the Company entered into an agreement with IRON Solutions LLC under which IRON Solutions became a partner and reseller of the NetSuite product. In June 2008, IRON Solutions was acquired in part by StarVest Partners LLC. Deborah Farrington, a member of the Company’s board of directors, is also a founding principal of StarVest Partners. IRON Solutions also has a preexisting services agreement with the Company. During 2010, 2009 and 2008, IRON Solutions paid the Company $175,000, $102,000 and $59,000, respectively, for the use of its services.

In September 2010, the Company entered into a one year license agreement with Accept Software (“Accept”), an on-demand product marketing service provider. During the year ended December 31, 2010, the Company paid Accept $24,000 for its services. A member of the Company’s board of directors, Deborah Farrington, is a general partner of StarVest Partners, L.P. which is an investor in Accept. Accept has licensed the Company’s on-demand application services for a year starting in September 2010. Accept also purchased additional services from the Company. During the year ended December 31, 2010, Accept paid the Company $55,000.

In March 2008, the Company entered into a license agreement with Ideeli Inc. (“Ideeli”). A member of the Company’s board of directors, Deborah Farrington, is a general partner of StarVest Partners, L.P and in December 2009 another general partner of StarVest Partners, L.P. became a member of the board of directors of Ideeli. The Company and Ideeli have renewed the license agreement and the Company has sold additional services to Ideeli at various points in time. Under the terms of the agreement, Ideeli paid the Company $242,000, $66,000 and $22,000 in 2010, 2009 and 2008.

In 2008, the Company engaged Horn Productions to produce videos on behalf of the Company. Horn Productions is owned by the wife of the Company’s President and Chief Executive Officer, Zachary Nelson. During 2010, 2009 and 2008, the Company made payments to Horn Productions totaling $29,000, $28,000 and $126,000, respectively, for the use of its services. The Company also provides Horn Productions the right to use the Company’s services at no consideration.

Employment Arrangements and Indemnification Agreements

We have entered into revised severance and change of control agreements with each of our executive officers. See the section titled “Severance and Change of Control Arrangements—Potential Payment upon Termination” for a description of these agreements.

We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions with our Significant Stockholders

The Company has entered into various software license agreements with Oracle USA, Inc., an affiliate of Oracle Corporation. Lawrence J. Ellison, who beneficially owns a significant portion of the Company’s common stock, is the Chief Executive Officer, a director and a principal stockholder of Oracle Corporation. In April 2005, the Company entered into a perpetual license for the use of Oracle database and application server software on a certain number of individual computers, along with technical support. Under the April 2005 agreement, the Company paid $2.5 million over nine installments, including the final buyout payment on June 19, 2007. In May

2007, the Company entered into another software license agreement with Oracle USA to license Oracle software for an additional number of computers, along with technical support. The May 2007 agreement called for payments of $0.9 million over 12 equal quarterly installments through 2010.

In October 2007, the Company entered into another perpetual software license agreement with Oracle USA to license Oracle database and application server software, along with technical support. This license had a forty-two month term that allowed the Company to download an unlimited number of perpetual licenses and was financed pursuant to a note issued to Oracle USA. The Company also purchased the initial 12 months of technical support services under the agreement, which was renewed in 2008 and 2009. The October 2007 agreement replaced the support portion of the product orders made under the April 2005 and May 2007 agreements. The October 2007 agreement required the Company to pay $4.7 million for the net license fees 12 equal quarterly installments through 2010 and annual payments of $1.4 million for the technical support fees. The Company financed the $4.7 million license fees and the first year support pursuant to a note issued to Oracle Credit Corporation. The note bore interest at a rate of 6.20% per annum. The Company paid the remaining principal of $1.9 million during the year ended December 31, 2010. Interest payments on these notes were $65,000 during the year ended December 31, 2010. In November 2009, the Company entered into an amendment to the perpetual software license agreement with Oracle USA. The November 2009 amendment provides that the Company will pay a one-time fee of $210,000 to add certain licenses that were not previously licensed to the license agreement. The Company also agreed to pay an additional $46,200 per year in additional support fees. For the year ended December 31, 2010, the Company paid $786,000 to Oracle USA for support fees.

In May 2010, the Company entered into an amendment to the perpetual software license agreement with Oracle USA. The amendment provides for a 37 month extension of unlimited licenses to the October 2007 license agreement from Oracle. The Amendment provides that the Company will pay a one-time fee of $5.2 million to extend the term whereby the company will be able to download unlimited licenses from April 30, 2011 to May 31, 2014. The amendment also provides for technical support services. The Company will pay $1.2 million for the support services from June 1, 2010 to May 31, 2011. The Company may renew support services for three subsequent annual periods for a fee of $2.4 million per year. The support services to be provided to the Company by Oracle automatically renew unless the Company provides written notice of cancellation at least 60 days prior to the support renewal date. The Company financed the fees due under the amendment pursuant to a note issued to Oracle Credit Corporation. The note bears interest at a rate of 2.12% per annum with payments scheduled over the term of the amendment. The Company paid principal of $1.8 million during the year ended December 31, 2010. As of December 31, 2010, the outstanding principal balance on the May 2010 note was $4.7 million. Interest payments on the May 2010 note were $56,000 during the year ended December 31, 2010.

Commencing in 2004, the Company entered into a verbal agreement with Oracle Racing, Inc. (“Oracle Racing”), a sailboat racing syndicate. Mr. Ellison is the primary source of funding for Oracle Racing. Under the terms of the agreement, the Company agreed to supply certain of its cloud-based application services to Oracle Racing in exchange for logo placement on the sailboats. Based on the pricing for similar licenses to unaffiliated third parties, the Company calculated the fair market value of the services provided to Oracle Racing to be approximately $49,000, $250,000 and $241,000 for 2010, 2009 and 2008, respectively. The Company did not obtain an independent valuation of the logo placement rights received from Oracle Racing. Based on an estimate received from Oracle Racing, the Company determined the value of the logo placement on the sailboat to be approximately $75,000 to $95,000 during 2010, approximately $750,000 to $950,000 during 2009 and approximately $250,000 to $350,000 per year during 2008. The incremental cost to the Company of providing cloud-based services and the incremental cost to Oracle Racing of providing logo placement rights on the sailboat was nominal. The cloud-based application suite provided to Oracle Racing has been recorded for accounting purposes at historical cost.

In November 2005, June 2007 and October 2007, Mr. Evan Goldberg, the Company’s Chief Technology Officer and Chairman of the Board, received loans for $250,000, $2.0 million and $2.5 million with current interest rates of 4.04%, 2.87% and 2.87%, respectively, from an entity affiliated with Lawrence J. Ellison. Any compensatory elements of the loans provided to Mr. Goldberg by the entity affiliated with Lawrence J. Ellison are recorded as a contribution to capital by related party and compensation expense. The loans were due in November 2012, June 2013 and October 2012, respectively, and were fully repaid before the year ended December 31, 2010.

Lawrence J. Ellison

In connection with our initial public offering, Lawrence J. Ellison transferred 31,964,891 shares of our common stock (representing all of the shares formerly held directly by Tako Ventures, an investment entity controlled by Mr. Ellison) to NetSuite Restricted Holdings LLC, or the LLC, a limited liability company formed for the limited purpose of holding the NetSuite shares and funding charitable gifts as and when directed by Mr. Ellison. As of the Record Date, those shares represented approximately 48.48% of our outstanding stock. Mr. Ellison is the Chief Executive Officer, a director and a principal stockholder of Oracle. We have been told that Mr. Ellison made the transfer in view of his position and duties at Oracle, to effectively eliminate his voting control over the election of our directors and certain other matters, to limit the circumstances under which his voting control could be exercised or restored, and to avoid and mitigate potential future conflicts of interest that might otherwise arise.

To that end, Mr. Ellison established the LLC, the sole member of which is Mr. Ellison’s revocable trust. The LLC is managed solely by an unrelated third party. The manager has no ability to dispose of our shares, other than to fund charitable gifts as and when directed by Mr. Ellison, to cover any tax liabilities resulting from ownership of the shares in the LLC structure, and to participate in a transaction involving a change of control approved by our stockholders or a tender offer approved or recommended by our board of directors.

The LLC Operating Agreement does not permit the LLC to be liquidated or dissolved, or any ownership interest in the LLC to be transferred, so long as Mr. Ellison remains an officer or director of Oracle, except with the approval of an independent committee of Oracle’s board of directors. Mr. Ellison has informed us of his intention that, upon his death, his membership interest in the LLC will be transferred to the Ellison Medical Foundation or to one or more other charities designated by Mr. Ellison.

The Operating Agreement for the LLC contains provisions regarding the voting of our shares that are designed to neutralize the voting power of the shares held by the LLC and that require that all the shares held by the LLC that are entitled to be voted at any meeting of our stockholders will be present and voted at such meeting, except as described below. These provisions require the shares held by the LLC to be voted on each matter presented by the stockholders in strict proportion (for, against, withheld, and/or abstain) to the votes collectively cast by all of our other voting stockholders who are present and voting, other than shares beneficially owned by Mr. Ellison or members of his family, shares owned by trusts created for the benefit of Mr. Ellison’s family members, and shares beneficially owned by any person or group that makes (or under applicable law is required to make) a filing on Schedule 13D with the SEC. These voting provisions apply to all matters brought before our stockholders, except transactions involving a change of control, dissolution, sale of substantially all the assets, or a liquidation of NetSuite, in which case the shares held by the LLC will be voted as directed by Mr. Ellison.

Policies and Procedures for Related Party Transactions

We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 31, 2010, except for two late Form 4 filings for one of our named executive officers, we believe that all Reporting Persons complied with all applicable reporting requirements.

ANNUAL REPORT

Accompanying this proxy statement or posted on our website with this proxy statement, is our Annual Report on Form 10-K, for the fiscal year ended December 31, 2010. The Annual Report contains audited financial statements covering our fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, are available free of charge on our website at www.netsuite.com under the headings “Investors/SEC Filings.”

By order of the board of directors,

/s/ Douglas P. Solomon

Douglas P. Solomon

SVP, General Counsel and Secretary

April 26, 2011

Annex A

NETSUITE INC.

2007 EQUITY INCENTIVE PLAN

1.	Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2.	Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means NetSuite Inc, a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Inside Director” means a Director who is an Employee.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award.

(bb) “Performance Goals” will have the meaning set forth in Section 11 of the Plan.

(cc) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(dd) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(ee) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(ff) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(gg) “Plan” means this 2007 Equity Incentive Plan, as amended.

(hh) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(ii) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(jj) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(kk) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ll) “Section 16(b)” means Section 16(b) of the Exchange Act.

(mm) “Service Provider” means an Employee, Director or Consultant.

(nn) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(oo) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(pp) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 2,375,000 Shares, plus (i) any Shares that, as of the Registration Date, have been reserved but not issued pursuant to any awards granted under the NetSuite, Inc. 1999 Stock Plan (the “Existing Plan”) and are not subject to any awards granted thereunder, and (ii) any Shares subject to stock options or similar awards granted under the Existing Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Existing Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clauses (i) and (ii) equal to 2,438,431 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Automatic Share Reserve Increase. The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2009 Fiscal Year, in an amount equal to the least of (i) 9,000,000 Shares, (ii) three and one-half percent (3.5%) of the number of Shares on the last day of the immediately preceding Fiscal Year that (A) are outstanding, and (B) issuable pursuant to outstanding Awards and awards under the Existing Plan, or (iii) such number of Shares determined by the Board.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock

Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.	Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to determine the terms and conditions of any, and to institute any Exchange Program;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 19(c) of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) regarding Incentive Stock Options);

(x) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 15;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.    Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.    Stock Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted and the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Shares Subject to Option. The Administrator will have complete discretion to determine the number of Shares subject to Options granted to any Service Provider; provided, however, no Service Provider will be granted Options covering more than 2,500,00 Shares during any Fiscal Year. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service a Service Provider may be granted Options covering up to an additional 4,500,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.

(c) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(d) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

b) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with the Plan; (6) any combination of the foregoing methods of payment; or (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.	Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no Participant will receive more than an aggregate of 1,000,000 Shares of Restricted Stock during any Fiscal Year. Notwithstanding the previous sentence, in connection with his or her initial service as an Employee, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted an aggregate of up to an additional 2,000,000 Shares of Restricted Stock. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals.

8.	Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units. Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of

Section 162(m) of the Code, no Participant will receive more than an aggregate of 1,000,000 Restricted Stock Units during any Fiscal Year. Notwithstanding the limitation in the previous sentence, for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 2,000,000 Restricted Stock Units. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9.	Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider; provided, however, no Service Provider will be granted Stock Appreciation Rights covering more than 2,500,00 Shares during any Fiscal Year. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service a Service Provider may be granted Stock Appreciation Rights covering up to an additional 4,500,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(e) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.	Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant. Notwithstanding the foregoing, during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $3,000,000, and (ii) no Participant will receive more than 1,000,000 Performance Shares. Notwithstanding the limitation in the previous sentence, for Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 2,000,000 Performance Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11.	Performance-Based Compensation Under Code Section 162(m).

(a) General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 11 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 11.

(b) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including: stock price, revenue, profit, bookings, cash flow, customer retention, customer satisfaction, net bookings, net income, net profit, operating cash flow, operating expenses, total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance;; individual objectives; and total stockholder return. Any criteria used may be (A) measured in absolute terms, (B) measured in terms of growth, (C) compared to another company or companies, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable). Further, any Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to or at the time of the issuance of an Award and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Administrator will adjust any performance criteria, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

(c) Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period.

(d) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

(e) Determination of Amounts Earned. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Administrator will have the right to (a) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period, (b) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant’s death or disability or upon a Change in Control or in the event of a termination of employment following a Change in Control prior to the end of the Performance Period, and (c) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or disability prior to a Change of Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.

12.    Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one day following the commencement of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13.     Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments;	Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3, 6, 7, 8, 9, and 10 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

15. Tax	Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16.    No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17.    Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18.    Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 19 of the Plan.

19.	Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the

Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions	Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21.    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

NETSUITE

Shareowner ServicesSM

P.O. Box 64945

St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/n Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 25, 2011.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 25, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3, every 3 years for Item 4, and FOR Item 5.

1. Election of directors:

01 Zachary Nelson

02 Kevin Thompson

Vote FOR all nominees

(except as marked)

Vote WITHHELD

from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right. )

2. Approval of 2007 Equity Incentive Plan (as amended).

For Against Abstain

3. Approval, by non-binding vote, of the compensation of NetSuite Inc.’s named executive officers.

For Against Abstain

The Board of Directors recommends a vote every 3 years:

4. Recommendation, by non-binding vote, of the frequency of an advisory vote on executive compensation.

3 Years 2 Years 1 Year

Abstain

5. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

For Against Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE

BOARD RECOMMENDS.

Address Change?

Mark box, sign, and indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

NetSuite Inc.

ANNUAL MEETING OF STOCKHOLDERS

May 26, 2011 9:00 a.m., local time

The Westin Hotel

1 Old Bayshore Highway Millbrae, California 94030

NETSUITE

NetSuite Inc. 2955 Campus Drive Suite 100 San Mateo, CA 94403-2511

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 26, 2011.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Items 1, 2 and 3, every 3 years for Item 4, and FOR Item 5.

By signing the proxy, you revoke all prior proxies and appoint Zachary Nelson, Ronald Gill and Douglas Solomon, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

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